UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Home Touch Holding Company

(Name of small business issuer in our charter)

Nevada	3670	26-4309660

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

703, Liven House, 61-63 King Yip Street, Kwun Tong, Hong Kong.	N/A

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:  +852 2111 0121.

SEC File No. 333-158713
CSC Services of Nevada, Inc.
502 East John Street
Carson City, NV 89706
(800) 315-9420

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐                   Accelerated Filer ☐

Non-accelerated filer ☐                Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [1] [2]
Common Stock offered by the Selling Stockholders [3]	1,579,000	$0.05	$78,950	$4.01

(1) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(2) Calculated under Section 6(b) of the Securities Act of 1933 as . 00005580 of the aggregate offering price.

(3) Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS
HOME TOUCH HOLDING COMPANY

Selling shareholders are offering up to 1,579,000 shares of common stock.  The selling shareholders will offer their shares at $.05  per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.    We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________ , 2009.

TABLE OF CONTENTS

SUMMARY INFORMATION AND RISK FACTORS	4
RISK FACTORS	7
USE OF PROCEEDS	17
DETERMINATION OF OFFERING PRICE	17
DILUTION	17
SELLING SHAREHOLDERS	17
PLAN OF DISTRIBUTION	22
LEGAL PROCEEDINGS	23
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25
DESCRIPTION OF SECURITIES	26
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	27
DESCRIPTION OF BUSINESS	27
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	36
DESCRIPTION OF PROPERTY	43
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	43
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	45
EXECUTIVE COMPENSATION	47
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	50
FINANCIAL STATEMENTS	51

SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.  Please do not enter into a investment decision on our company without proper guidance from your financial advisor or a registered broker.

Organization

Home Touch Holding Company is a Nevada corporation formed on January 26, 2009.  As of January 26, 2009, we acquired Home Touch Limited, a Hong Kong China corporation formed as Lexing Group Limited in July 2004 which changed its name to Home Touch Limited in 2005.  Home Touch Limited is our wholly-owned subsidiary.  The transaction was structured as a share exchange in which we exchanged 40,000,000 shares of our common stock for 10,000 shares of Home Touch Limited.  The purpose of this transaction was solely to form a U.S. holding company for our business.

Our principal office is located at 703, Liven House, 61-63 King Yip Street, Kwun Tong, Hong Kong.  Telephone:  +852 2111 0121.

Business

Through Home Touch Limited, we design and sell and install various energy saving + smart home system products and solutions.  Our products and solutions can centrally control home systems in buildings and/or villas which are pre-wired as well as those that aren’t pre-wired by using utilize radio frequency, or European Installation Bus, wireless electronic networking technology to integrate the various devices and appliances found in most homes, hotels and offices.  We design, supply and install the whole building system.  We are a registered electrical contractor in Hong Kong.

Our main target is property developers in Hong Kong and China – about 85% of our business come from them. We also sell to single end users, generally owners of high-end residences, that in general are referred by interior designers. For outside Hong Kong, we have distribution agreements with local partners. For instance, Home Touch (Malaysia) Limited and Home Touch (Singapore) Limited. Under our agreement, we authorize them to sell to developers directly.  There have been no sales through these distributors as of the date of this registration statement.

We design our own products such as Novel, Noble, Royal lighting switch, transceiver, remote controller, telephone controller, IP video door phone and WiFi video door phone, which are produced for us by third party manufactures. We also design our own solutions such as t.HOME, Building Management Software, E-boardcasting software and IP Smart. In addition, we distribute products with built in software from other brands.  All of the products we sell operate on the same RF wireless frequency /or EIB and easily communicate with each other.

Our products and solutions include, among others:

•	IP video door phone
•	WiFi video door phone
•	WiFi network for the whole building

•	Energy Saving system for home and building
•	Smart home system, include, lighting control, home appliance control, curtain control
•	Security system, including all kinds of detector and alarm products
•
Intelligent Household Management System that allows text message, picture, video message, report, to all residences of a building. It also allows residents to book club house facilities, send messages, and panic alarm to building management office. With the same system, residents may remote site control their residence

•	Windows Vista Media Center Edition solution
•
transceiver - a wireless device used to transmit RF signal to infrared signal to control heating and air conditioning, all home appliances and audio-visual systems such as DVD, TV, Amplifier, Cable TV, and Stereo.

•	remote controller or internet tablet
•
t.HOME 1 - A USB white box that plugs into a computer USB port that allows the user to use Window Media Center to coordinate with the transceiver for control of home systems, appliances and audio-visual media.

•	Smart home system from Visiomatic – a German made product and solution which uses a panel to control all kinds of home devices.
•	IP Smart - A plug in to a Cisco IP phone to control lighting, curtain and all kinds of appliances. This solution is mainly for hotel, service apartment and office.

The Offering

As of the date of this prospectus, we had 40,000,000 shares of common stock outstanding.

Selling shareholders are offering up to1,579,000 shares of common stock.  The selling shareholders will offer their shares at $.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.   We will pay all expenses of registering the securities, estimated at approximately $50,000.  We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision. The following table summarizes our financial position as of June 30, 2009 and 2008, March 31, 2009 and 2008, and the results of our operations for the periods ended June 30, 2009 and 2008 and the years ended March 31, 2009 and 2008, which were derived from our audited financial statements.

HOME TOUCH HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009, MARCH 31, 2009 AND 2008

	June 30, 2009	March 31, 2009	March 31, 2008
	(unaudited)
Total Assets	$234,560	$214,419	$332,662

Total Liabilities	$286,911	$145,244	$778,899

Total Stockholders' Equity (Deficit)	$(52,351)	$69,175	$(446,237)

Total Liabilities and Stockholders’ Equity (Deficit)	$234,560	$214,419	$332,662

HOME TOUCH HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2009 AND 2008 AND FOR THE   YEARS ENDED MARCH 31, 2009 AND 2008

	Three Months	Three Months
	Ended	Ended	Year ended	Year ended
	June 30, 2009	June 30, 2008	March 31, 2009	March 31, 2008

Total revenues, net	$21,539	$28,063	$882,685	$259,822

Total cost of revenue	11,644	5,490	509,356	145,578

Gross profit	9,895	9,895	373,329	114,244

Total operating expenses	129,751	90,920	386,934	338,972

Loss from operations	(119,856)	(69,626)	(13,605)	(224,728)

Total other (expense) income	(1,670)	(1,737)	(10,377)	2,115

Loss before income taxes	(121,526)	(71,363)	(23,982)	(222,613)

Income tax expense	-	-	-	-

Net loss	$(121,526)	$(71,363)	$(23,982)	$(222,613)

Net loss per share – Basic and diluted	$-	$-	$-	$-

Weighted average shares outstanding	40,000,000	40,000,000	40,000,000	40,000,000

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.  All material risks are discussed in this section.

There is substantial doubt about our ability to continue as a going concern and if we are unable to generate significant revenue or secure additional financing we may be unable to implement our business plan and grow our business.

Our auditors have raised substantial doubt as to our ability to continue as a going concern because we have suffered from continuous losses with an accumulated deficit of $631,745 as of June 30, 2009. The continuation of our business as a going concern is dependent upon the continued financial support from our stockholders and credit facility from the revolving lines of credit. There is uncertainty regarding our ability to implement our business plan and grow our business without additional financing.  We have no agreements, commitments or understandings to secure additional financing. Our future growth and success is dependent upon our ability to continue selling our products, generate cash from operating activities and obtain additional financing. There is no assurance that we will be able to continue selling our products, generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse affect on our ability to grow our business and implement our business plan.

Risks Related to our Business

Because of dependence on consumer preference for our smart home systems products, our revenues are susceptible to fluctuations and decreases.

We are susceptible to fluctuations in our business based upon consumer demand for our products. In addition, we cannot guarantee that increases in demand for our products associated with increases in the deployment of new technology will continue. We believe that our success depends on our ability to anticipate, gauge and respond to fluctuations in consumer preferences. However, it is impossible to predict with complete accuracy the occurrence and effect of fluctuations in consumer demand over a product’s life cycle. Moreover, we caution that any growth in revenues that we achieve may be transitory and should not be relied upon as an indication of future performance.

Increased demand for consumer service and support services could decrease our profitability.

Certain of our products and solutions have more features and are more complex than others and therefore require more end-user technical support. We provide 12 months defect liability period which is free of charge, afterward we charge clients for a minimum three years maintenance service. Therefore, as the mix of our products includes more of these complex product lines, support costs could increase, which could decrease our profitability.

Any failure to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product introduction, could reduce our revenues or profitability.

Our ability to remain competitive in the smart home systems products market will depend considerably upon our ability to successfully identify new product opportunities, as well as secure the right to sell and introduce these products and enhancements on a timely and cost effective basis. There can be no assurance that we will be successful at securing the rights to sell and marketing new products or enhancing our existing products, or that these new or enhanced products will achieve consumer acceptance and, if achieved, will sustain that acceptance. In addition, there can be no assurance that products developed by others will not render our products non-competitive or obsolete or that we will be able to obtain or maintain the rights to use proprietary technologies developed by others which are incorporated in our products. Any failure to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could reduce our revenues or profitability.

Our revenues are highly concentrated in several customers which accounts for more than 73% of our revenues, and our revenues could be reduced if these customers reduce their orders from us.

In our fiscal year ended March 31, 2009, the following customer accounted for the following amounts and percentages of our total revenues:

Name of Customer	Amount of Revenues	Percentage of Total Revenues
Grand Tech Construction Limited	382,050	43%
Shenzhen Bochuang Hi-Tech Company Limited	145,371	16%
Home Touch Services Limited (related party)	127,193	14%

We have no agreements with these customers, who purchases from us on purchase orders only.  If we cease to do business with these customers at current levels and are unable to generate additional sales with new and existing customers that purchase a similar amount of our products, our revenues and net income would decline considerably.

Our purchases are concentrated in several product suppliers and third party manufacturers, which account for more than 37% of our orders, and our sales and thus our revenues could be reduced if these product suppliers stop supplying us.

For the year ended March 31, 2009, three product suppliers accounted for 10% or more of our purchases as follows:

	Year ended March 31, 2009
	Purchases	Percentage of purchases	Accounts payable

Jardine One Solution	56,532	14%	-
MAG Living (Shenzhen) Co. Limited	51,481	12%	-
Shenzhen Bochuang Hi-Tech Company Limited	43,669	11%

	151,682	37%	-

Because of the rapid innovation of products and technologies that is characteristic of our industry, although we have obtained various patents on our products, the rights granted under any patent may not provide competitive advantages to us, may not be adequate to safeguard and maintain our proprietary rights or may infringe upon right of others, which could reduce our revenues.

The procedures by which we identify, document and file for patent, trademark, and copyright protection are based solely on engineering and management judgment, with no assurance that a specific filing will be issued, or if issued, will deliver any lasting value to us. Because of the rapid innovation of products and technologies that is characteristic of our industry, there is no assurance that rights granted under any patent will provide competitive advantages to us or will be adequate to safeguard and maintain our proprietary rights. Moreover, the laws of certain countries in which our products are or may be manufactured or sold may not offer protection on such products and associated intellectual property to the same extent that the U.S. legal system may offer.  Because of technological changes in the smart home systems products industry, current extensive patent coverage, and the rapid rate of issuance of new patents, it is possible certain components of our products and business methods may unknowingly infringe upon the patents of others.

We sell complex products that incorporate leading-edge technology, the presence of defects may harm customer satisfaction, reduce sales opportunities, or increase returns and reduce our revenues or profits.

We sell complex products that incorporate leading-edge technology, including hardware and software. Software may contain bugs that can unexpectedly interfere with operations. There can be no assurance that our or our suppliers testing programs will detect all defects in individual products or defects that could affect numerous shipments. The presence of defects may harm customer satisfaction, reduce sales opportunities, or increase returns. An inability to cure or repair a product defect could result in the failure of a product line, temporary or permanent withdrawal from a product or market, damage to our reputation, or increased inventory costs, any of which could reduce our revenues, margins and net income.

We face risks associated with product warranties.

We could incur substantial costs as a result of product failures for which we are responsible under warranty obligations.

Because we depend on a limited number of suppliers and third party manufacturers for the smart home system products we sell, any interruption in the availability of these products could reduce our revenues.

We rely on a limited number of suppliers and third party manufacturers for the smart home system products we sell. We do not have any long-term or exclusive purchase or manufacturing commitments with any of our suppliers and third party manufacturers except Shenzhen Bochuang Hi-Tech Company Limited which manufactures switches and a video door phone for us. Our failure to maintain existing relationships with our suppliers and third party manufacturers or to establish new relationships in the future could also negatively affect our ability to obtain smart home system products we sell in a timely manner. If we are unable to obtain ample supply of product from our existing suppliers and third party manufacturers or alternative sources of supply or manufacture, we may be unable to satisfy customers' demands for particular products, which could reduce our revenues.

If our business reputation is damaged due to the actions of external factors over which we may have little or no control, including the performance of persons acting as suppliers of our smart home system products, our revenues could be reduced.

Promoting our business depends largely on the success of our marketing efforts and our ability to provide a consistent, positive customer experience. Our ability to provide a positive customer experience is dependent on external factors over which we may have little or no control, including the nature and quality of the smart home system products we sell.  We will purchase the products we sell from third parties.  Our failure to provide our customers with positive customer experiences, including our or our suppliers failure to deliver high quality products on a timely basis, for any reason could substantially harm our reputation. The failure of these activities could adversely affect our ability to attract new customers and maintain customer relationships and, as a result, substantially harm our business and reduce our revenues.

If we cannot increase our sales volumes, reduce our costs or introduce higher margin products to offset anticipated reductions in the average unit price of our products, our operating results may suffer.

The average unit price of our products may decrease in the future in response to changes in product mix, competitive pricing pressures, new product introductions by our competitors or other factors. If we are unable to offset the anticipated decrease in our average selling prices by increasing our sales volumes or through new product introductions, our net revenues will decline. Our business could be seriously harmed, particularly if the average selling price of our products decreases significantly without a corresponding increase in sales.

Because our competitors in the smart home system products sales business have greater financial and marketing resources than we do, we may experience a reduction in market share and revenues.

The markets for our smart home system products are highly competitive and rapidly changing.  Some of our current and prospective competitors have significantly greater financial, technical, marketing resources than we do.  Our ability to compete in our markets depends on a number of factors, some within and others outside our control.  These factors include: the frequency and success of product introductions by us and by our competitors, the selling prices of our products and of our competitors’ products, the performance of our products and of our competitors’ products, product distribution by our competitors, our marketing ability and the marketing ability of our competitors, and the quality of customer support offered by us and by our competitors.

The real estate market is cyclical and is experiencing a downturn which could decrease the demand for our products and reduce our revenues.

Our products are primarily installed in new residential, hotel and commercial real estate projects. The market for real estate in Hong Kong, Macau, U.A.E., and mainland China tends to be cyclical, with periods in which real estate construction declines, such as is the current case.  A continued downturn or the lack of a recovery in the real estate market could decrease the demand for our products and reduce our revenues.

Risks Related to Management and Personnel

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel, including Mr. David Gunawan Ng, Chairman and Executive Director, Ms. Stella Wai Yau, Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”) and Mr. Remus Hung Yat Lam, Sales Director. If we were to lose Mr. David Gunawan Ng, Executive Director, Ms. Stella Wai Yau, COO and CFO, and Mr. Remus Hung Yat Lam, Sales Director, if Mr. David Gunawan Ng, Executive Director, Ms.  Stella Wai Yau, COO and CFO, and Mr. Remus Hung Yat Lam, Sales Director fails to perform in their respective current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. We have no key person insurance on these members of management.  We have no employment agreements with any management except Mr. Remus Hung Yat Lam, Sales Director.  Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

The management team, including Mr. David Gunawan Ng, Chairman and Executive Director and Ms. Stella Wai Yau, COO and CFO is responsible for the operations and reporting of the combined company. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Although we believe that we currently have adequate internal control over financial reporting, we are exposed to risks from recent legislation requiring companies to evaluate internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") requires our management to report on the operating effectiveness of the Company's Internal Controls over financial reporting for the year ended March 31, 2011. ZYCPA Company Limited, (formerly Zhong Yi (Hong Kong) C.P.A. Company Limited) Certified Public Accountants, our independent registered public accounting firm, will be required to attest to the effectiveness of our internal control over financial reporting beginning with the year ended March 31, 2011. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will require us to incur expenses and to devote resources to Section 404 compliance on an ongoing basis.

It is difficult for us to predict how long it will take to complete management's assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and process on a timely basis. In the event that our Chief Operating Officer, Chief Financial Officer or independent registered public accounting firm determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors.  Indeed, we do not have any audit or compensation committee.  These functions are performed by the board of directors as a whole.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and majority shareholders are the beneficial owners of approximately 69.2% of our outstanding voting securities. As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Risks Related to our Operations in China

Because we all our customers and operations are located in China, the following risks could affect our business of our suppliers and thus harm our revenues.

General economic conditions in China could reduce our revenues.

General economic conditions in China have an impact on our business and financial results. The global economy in general and in China specifically remains uncertain. As a result, individuals and companies may delay or reduce expenditures. Weak economic conditions and/or softness in the consumer or business channels for the use of smart home systems products could result in lower demand for our products, resulting in lower sales, earnings and cash flows.

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;

•	Control of foreign exchange;

•	Methods of allocating resources;

•	Balance of payments position;

•	International trade restrictions; and

•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance traditions and a lack of flexible currency exchange policy continue to persist. As a result of these differences, the business of our suppliers could be adversely affected.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

The Chinese government exerts substantial influence over the manner in which we and our suppliers must conduct their business activities.

Only recently has China permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.  Any divestiture could reduce our assets or revenues and thus reduce the value of our stock.

Future inflation in China may inhibit our suppliers’ to conduct business profitably in China, increasing their prices and potentially reducing our revenues.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. Currently, RMB is stronger than U.S. Dollars. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should RMB appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increase on to our customers, our profitability and operating results will suffer. In addition, since our sales to international customers grew rapidly, we are subject to the risk of foreign currency depreciation.

Risks Related to the Market for our Stock

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market .

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.
There are 12,320,000 shares of our common stock held by non- affiliates and 27,680,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities. 1,579,000 shares of our common stock held by non-affiliates are currently eligible for resale or are being registered in this offering, however affiliates will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Although we will be a mandatory reporting company under Section 15(d) of the Securites Act of 1933 until and through fiscal year end March 31, 2010, if we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934 thereafter, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through March 31, 2010, including a Form 10-K for the year ended March 31, 2010, assuming this registration statement is declared effective before that date.  At or prior to March 31, 2010, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on March 31, 2010.  If we do not file a registration statement on Form 8-A at or prior to March 31, 2010, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

USE OF PROCEEDS

Not applicable.  We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.  In order to assure that selling shareholders will offer their shares at $.05 per share until our shares are quoted on the OTC Bulletin Board, we will notified our shareholders and our Transfer Agent that no sales will be allowed prior to the date our shares are quoted on the OTC Bulletin Board without proof of the selling price.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities.  The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering.  The nine selling shareholders who are U.S. citizens or residents acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933 in the share exchange pursuant to which we acquired Home Touch Limited.  The remaining 33 selling shareholders who are not U.S. citizens or residents acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933 or Regulation S under the Securities Act of 1933 in the share exchange pursuant to which we acquired Home Touch Limited.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated.  We will not receive any proceeds from the sale of the securities by the selling shareholders.  No selling shareholders are broker-dealers or affiliates of broker-dealers.

			Amount	Percentage
			owned	owned
	Shares to		after the	after the
	be offered	Percentage	offering,	offering,
	by the	owned	assuming	assuming
	Selling	before	all shares	all shares	Relationship
Selling Shareholder	Stockholders	Offering	sold [1]	sold [1]	to us
Liu Jia Min	10,000	*	0	0

Li Mi	15,000	*	0	0

Xu Chen Yuan	20,000	*	0	0

Liu Fang Jun	15,000	*	0	0

Yang Zhong Jie	20,000	*	0	0

Zhang Xiao Ming	15,000	*	0	0

Li Jian Hui	15,000	*	0	0

Zhang Bai Fang	30,000	*	0	0

Chen Min	20,000	*	0	0

Shen Jin Rong	15,000	*	0	0

Zhou Yao Yu	15,000	*	0	0

Xu Ren Hui	15,000	*	0	0

Shi Guo Neng	10,000	*	0	0

Cheng Bang Hui	10,000	*	0	0

Qian Kang Mei	20,000	*	0	0

Chen Sheng Hua	30,000	*	0	0

Cao Ming	14,000	*	0	0

Yan Yan	10,000	*	0	0

Zhou Tao	20,000	*	0	0

Wang Min Jun	20,000	*	0	0

Gu Xin Lun	20,000	*	0	0

Hu Jing	15,000	*	0	0

Zhou Bo	20,000	*	0	0

Yu Qiang	20,000	*	0	0

Ye Li Hong	20,000	*	0	0

Li Yan Ting	20,000	*	0	0

Xu Guang Rong	15,000	*	0	0

Hu Liang Na	15,000	*	0	0

Zhao Shan Bao	20,000	*	0	0

Li Zhi Hui	15,000	*	0	0

Yi Fei Chen	80,000	1.95	700,000	1.75

Shiu Pao Chen	80,000	1.07	350,000	0.87

Au Yeung Po Leung	100,000	4.55	1,712,000	4.3

Pau Chin Hung	100,000	3.56	1,324,000	3.31

Robert Forstedt	70,000	1.36	476,000	1.19

Nancy Hundt	80,000	2.29	836,000	2.09

Intrepid Capital, LLC [1]	100,000	4.84	1,836,000	4.59

Gulf Asset Management[2]	100,000	3.37	1,248,000	3.12

Pegasus Asset Management, [3]	100,000	4.72	1,789,000	4.47

Michael Williams	100,000	1.42	470,000	1.17	Attorney

Brandon Williams	100,000	*	0	0	Affiliate of Attorney

Maggie Ensley	50,000	*	0	0	Affiliate of Attorney

Total	1,579,000

[1]  Jeff Toghraie is the beneficial owner of Intrepid Capital, LLC.

[2]   Parvin M. Riazi is the beneficial owner of Gulf Asset Management.

[3]  Sam Toghraie is the beneficial owner of Pegasus Asset Management.

*    Represents ownership of less than one percent

Blue Sky

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals”but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 1,579,000 shares of common stock.  The selling shareholders will offer their shares at $.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will not receive any proceeds of the sale of these securities.  We will pay all expenses of registering the securities.

The securities offered by this prospectus will be sold by the selling shareholders without underwriters and without commissions.  The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person.  We have instructed our selling shareholders that they many not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities.  In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this prospectus, no filing has been made.  Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 – 8 weeks for FINRA to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market.  NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board.  The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of our issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards.  Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in our files.  FINRA cannot deny an application by a market maker to quote the stock of a company.  The only requirement for inclusion in the bulletin board is that the issuer be current in our reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ.  Investors’ orders may be filled at a price much different than expected when an order is placed.  Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities.  Investors do not have direct access to the bulletin board service.  For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually.  Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his or her successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Mr. David Gunawan Ng	39	Chairman and Executive Director

Ms. Stella Wai Yau	38	COO, CFO, Secretary and Director

Mr. Remus Hung Yat Lam	29	Sales Director

Mr. David Gunawan Ng has held his current position since he joined us in July 2004.  Since May 1997 he has been a director of Sky Well Group Limited, an electronic products company.  He has a Diploma of Hotel Institute Montreux (Switzerland, 1991) and a Diploma of American Hotel and Motel Association (Switzerland, 1991) (Specialization in Marketing and Sales).

Ms. Stella Wai Yau has held her current position as COO, CFO, Secretary and Director since she joined us in October 2005. Since July 2002, she has been Operation Manager & Director of Sky Well Group Limited, an electronic products company.  She has a Diploma of Hotel Institute Montreux (Switzerland, 1991).

Mr. Remus Hung Yat Lam has held his current position as Sales Director since he joined us in December 2006. From December 2005 to November 2006, he was Project Manager of School Touch (Hong Kong) Limited, a system design & engineering firm.  From January 2005 to November 2005, he was Sales Engineer of Sky Well Group Limited, an  electronic products company.  From January 2004 to January 2005, he was Electronic Engineer of Asia Contact Probes Company, an electronic products company.  He was graduated from Royal Melbourne Institute of Technology in the year of 2003 with a Bachelor of Communication Engineering.

Family Relationships

Mr. David Gunawan Ng and Ms. Stella Wai Yau are married.

Legal Proceedings

No officer, director, promoter or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.  The business address of the shareholders is 703, Liven House, 61-63 King Yip Street, Kwun Tong, Hong Kong.

Name	Number of Shares of Common Stock	Percentage
Mr. David Gunawan Ng[1]	27,680,000	69.2%
Ms. Stella Wai Yau [1]	27,680,000	69.2%
All officers and directors as a group [2 persons]	27,680,000	69.2%

[1]  Owned 21,000,000 shares by Mr. David Gunawan Ng and 6,680,000 by Ms. Stella Wai Yau.  Mr. David Gunawan Ng and Ms. Stella Wai Yau are husband and wife.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 40,000,000 shares of common stock outstanding as of April 15, 2009.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws is qualified in our entirety.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock with $0.001 par value per share. As of the date of this registration statement, there were 40,000,000 shares of common stock issued and outstanding held by 44 shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock in series as fixed by the Directors with $0.001 par value per share. As of the date of this Prospectus, there are no preferred shares outstanding.

Preferred stock may be issued in series with preferences and designations as the Board of Directors may from time to time determine. The board may, without shareholders approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common shareholders and may assist management in impeding an unfriendly takeover or attempted changes in control. There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our preferred stock.

INTEREST OF NAMED EXPERTS

Our Financial Statements as of March 31, 2009 and 2008, and the results of operations and cash flows for the years ended March 31, 2009 and 2008 were audited by ZYCPA Company Limited, (formerly Zhong Yi (Hong Kong) C.P.A Company Limited) Certified Public Accountants, as experts in accounting and auditing, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida.  Michael T. Williams, principal of Williams Law Group, P.A., owns 570,000 shares of our common stock, of which 100,000 shares are being registered in this offering.  Two affiliates of Williams Law Group, P.A. own an aggregate of 150,000 additional shares being registered in this offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

Home Touch Holding Company is a Nevada corporation formed on January 26, 2009.  As of January 26, 2009, we acquired Home Touch Limited, a Hong Kong Special Administrative Region of China corporation formed as Lexing Group Limited in July 2004 which changed its name to Home Touch Limited in 2005.  Home Touch Limited is our wholly-owned subsidiary.  The transaction was structured as a share exchange in which we exchanged 40,000,000 shares of our common stock for 10,000 shares of Home Touch Limited.  The purpose of this transaction was solely to form a U.S. holding company for our business.

Business

Through Home Touch Limited, we design and sell and install various energy saving + smart home system products and solutions.  Our products and solutions can centrally control home systems in buildings and/or villas which are pre-wired as well as those that aren’t pre-wired by using utilize radio frequency, or European Installation Bus, wireless electronic networking technology to integrate the various devices and appliances found in most homes, hotels and offices.  We design, supply and install the whole building system.  We are a registered electrical contractor in Hong Kong.

Our main target is property developers in Hong Kong and China – about 85% of our business come from them. We also sell to single end users, generally owners of high-end residences, that in general are referred by interior designers. For outside Hong Kong, we have distribution agreements with local partners. For instance, Home Touch (Malaysia) Limited and Home Touch (Singapore) Limited. Under our agreement, we authorize them to sell to developers directly.

We do not own Home Touch Singapore or Home Touch Malaysia. They are more like our local distributors. Once they have purchased the products, they assume all expenses for installation and maintenance. There have been no sales through these distributors as of the date of this registration statement.

We design ourselves some of the products we sell such as Novel, Noble, Royal lighting switch, transceiver, remote controller, telephone controller, IP video door phone and WiFi video door phone. We also design our own solutions such as t.HOME, Building Management Software, E-boardcasting software and IP Smart. In addition, we distribute products with built in software from other brands.  All of the products we sell operate on the same RF wireless frequency /or EIB and easily communicate with each other.  This hardware and software is all our design except the European Installation Bus. Because we do not own any production facilities, we use manufacturers in China to produce some of our products for us.

We also act as a distributor of product manufactured by others, as described below.Our products and solutions include, among others:

•	IP video door phone
•	WiFi video door phone
•	WiFi network for the whole building
•	Energy Saving system for home and building
•	Smart home system, include, lighting control, home appliance control, curtain control
•	Security system, including all kinds of detector and alarm products
•
Intelligent Household Management System that allows text message, picture, video message, report, to all residences of a building. It also allows residents to book club house facilities, send messages, and panic alarm to building management office. With the same system, residents may remote site control their residence

•	Windows Vista Media Center Edition solution
•
transceiver - a wireless device used to transmit RF signal to infrared signal to control heating and air conditioning, all home appliances and audio-visual systems such as DVD, TV, Amplifier, Cable TV, and Stereo.

•	remote controller or internet tablet
•
t.HOME 1 - A USB white box that plugs into a computer USB port that allows the user to use Window Media Center to coordinate with the transceiver for control of home systems, appliances and audio-visual media.

•	Smart home system from Visiomatic – a German made product and solution which uses a panel to control all kinds of home devices.
•	IP Smart - A plug in to a Cisco IP phone to control lighting, curtain and all kinds of appliances. This solution is mainly for hotel, service apartment and office.

Since inception, we have sold our systems to developers in 15 projects at prices ranging from $5,000 to $10,000.

We also offer a one stop solution to a home owner or their interior designer including:

•	Smart home system from Visiomatic – a German made product and solution which uses a panel to control all kinds of home devices.

•	Lighting Switch from Basalte – a Belgium made modern designed touch switch.
•	Video door phone from Elcom
•
Infrastructure from ABB – a European type control system for home and building use. We use this system as backbone and add our own control interface hardware which gives us more flexibility and custom-made to property developers. ABB iBUS system is running on EIB KNX (European Industry Bus) , it is a one wire bus system, low voltage. A bus system is a wire or collection of wires through which data is transmitted from one part of a computer to another.

We have designed a system to work with the Windows Vista Media Center software found on desktop computers with the appropriate version of the Windows Vista program installed.  Components of this wireless system include:

•	Novel, Noble and or Royal lighting switches
•	curtain controller
•
transceiver - a wireless device used to transmit RF signal to infrared signal to control heating and air conditioning, all home appliances and audio-visual systems such as DVD, TV, Amplifier, Cable TV, and Stereo.

•	remote controller or internet tablet

o
The main different between remote control and web tablet is that there is a preset button and icon on remote controller even you don’t have such kind of devices or you have more than one set, web tablet provides the graphic interface to client and allow to add/delete devices even the devices located at different bedrooms. The scene control is provided to client custom-made the sequence control of the lighting, curtain and home appliances.

•
t.HOME 1 - A USB white box that plugs into a computer USB port that allows the user to use Window Media Center to coordinate with the transceiver for control of home systems, appliances and audio-visual media.

•	tHOME software on Media Center Edition platform.

Since inception, we have sold these type of systems to homeowners at prices ranging from $5000 to $10,000.

We also sell Visiomatic, a high level/luxury home control system.  The monitoring and control of home automation, security technology, entertainment electronics, communication technology, building technology and infotainment are provided on a single user interface which utilizes clear design and simple terms and symbols to make management of all of the technologies unambiguous.

The base is an intelligent software with a large number of interfaces.  The general system comprises a powerful industrial controller which has been designed for around-the-clock operation 365 days a year.  Functions include:

•	control and visualization of security systems,
•	retrieval of information such as stock exchange news, weather forecasts, world news,
•	regulation of heating and air conditioning,
•	activation of the answer phone,
•	Internet access

•	curtain and window shade control
•	telephone,
•	DVD player
•	video intercom
•	e-mail
•	home cinema
•	traffic reports, world time and many other options.
•	Remote control operation via a call centre

Since inception, we have sold these types of systems to homeowners at prices ranging from $50,000 to $300,000.

Our systems can also be adapted for the elderly and disabled. This field uses much of the same technology and equipment as home automation for security, entertainment, and energy conservation but tailors it towards the elderly and disabled through emergency assistance systems and tools, reminder systems, and medication dispensing.  For example, we offer a product called softphone, which allows disabled individuals to use their head to control the above features plus use the telephone and surf the internet.

Since inception, we have sold these type of systems to homeowners at prices ranging from $5,000 to $10,000.

Our smart home products also have commercial applications such as:

•
Hotel:  Finger tip display that allows user and hotel staff to switch on mailbox, close roller shutters, lighting on, and favorite music is played in every room with a director’s personal welcome on the display.

•	Office: For presentations and conferences, coordinates technologies such as:

o	DVD
o	Digital video
o	Power Point presentations
o	Beamer/ projector
o	Plasma monitor
o	Multi room and surround systems
o	Videoconference system

Since inception, we have sold these type of commercial systems at prices ranging from $5000 to $10000.

For example, we developed and sell a product that can plug in to a Cisco IP phone to control lighting, curtain and all kinds of appliances. This solution is mainly for hotel, service apartment and office.  Prices for this product range from $5000 to $10000.

In our fiscal year ended March 31, 2009, the following customers accounted for the following amounts and percentages of our total revenues:

Name of Customer	Amount of Revenues	Percentage of Total Revenues
Grand Tech Construction Limited	382,050	43%
Shenzhen Bochuang Hi-Tech Company Limited	145,371	16%
Home Touch Services Limited	127,193	14%

We have no agreements with these customers, who purchase from us on purchase orders only.

Suppliers

For the year ended March 31, 2009, three product suppliers accounted for 10% or more of our purchases as follows:

	Year ended March 31, 2009
	Purchases	Percentage of purchases	Accounts payable

Jardine One Solution	56,532	14%	-
MAG Living (Shenzhen) Co. Limited	51,481	12%	-
Shenzhen Bochuang Hi-Tech Company Limited	43,669	11%

	151,682	37%	-

We have distribution agreements with:

•	ABB for their i-busE IB/KNX system in Hong Kong, Basalt BVBE for their Tacto, Mona and Sentido KNX products in Hong Kong, Macau and Mainland China.
•	Elcom for their door phone products in China.
•	Visiomatic for their Visomatic System in the greater China area.

We do not anticipate any difficulty in locating back up suppliers, such as MAG Living for Shenzhen Bochuang.

Third Party Manufacturers

We design the outlook, print circuit board, software platform, and software interface and we give the designs to various factories in China to manufacture for us.  We have no agreements with our third party manufacturers except Shenzhen Bochuang Hi-Tech Company Limited which manufactures Noble series, Royal series, Novel series, Transeceiver, Telephone Controller, Remote Controller, Video Door Phone , Curtain Controller and Intelligent Socket for us and do not anticipate any difficulty in locating back up third party manufacturers.  Our Agreement with Shenzhen Bochuang Hi-Tech Company Limited is for a term of two years, commencing August 9, 2006, automatically renewable unless notice is given 60 days in the advance of the expiration date.  The Agreement is currently in force.

Markets and Marketing

We currently sell our products in Hong Kong, Mainland China, Macau, Taiwan ROC, U.A.E., Malaysia and Singapore.

We market through and in cooperation with various partners.

Microsoft Hong Kong Limited

We have cooperated with Microsoft in the Windows Vista launch. Before Window Vista launch in US, we started to develop a smart home function for Vista. And become the first launch smart home program in Vista. The smart home feature is a new direction for PC, and it is suitable to integrate with Vista main feature - Windows Media Center.  Accordingly, we believe we are the only Independent Software Vendor partner that was invited to be their digital home solution provider throughout over the world. We and Microsoft agreed to promote new concept of “ehome.”  We do not have a written agreement with Microsoft we have a join case study leaflet.  Microsoft wants to promote their Vista development platform to the industry.  Because have successful used this platform in our products, they picked us to highlight the advantage and benefits of Windows Vista platform.  We believe this will support additional sales of our products.

ABB (Hong Kong) Limited

We have a written distribution cooperation agreement with ABB. ABB’s distribution channel gives us access to various new hotel projects. We intend move into China market in cooperation with ABB. There are 3 tenders we have bid together.  We believe this will support additional sales of our products.

Nokia Hong Kong Limited

We do not have agreement with Nokia but are working with them on a joint leaflet for a joint promotion.  Nokia wanted to expand their business to other categories when they developed a new product line called web tebnet (N800, N810). We got the device and integrated it with our system. Nokia agreed to put their logo in the leaflet and promote this feature. And they will support the future development, such as mobile phone and smartphone integrated with smart home features.  We believe this will support additional sales of our products.

China Light Group:

We have agreed to cooperate with China Light Group in marketing the concept of “All Electric Home + Intelligent Home” in Hong Kong. We have successfully won 4 projects totaling 68 houses.  We do not have a written agreement with CLP Group but we have a joint case study leaflet.  CLP Group wanted to promote the new concept - All Electric Home - to the Village user and felt our smart home product features add value to their promotion. We believe this will support additional sales of our products.

Megastrength Security Service Co. Ltd.

As a subsidiary of Henderson Land Group, one of the big four property developers in Hong Kong, they are the supply arm of the group. Home Touch has signed an exclusive cooperation agreement with them to promote Home Touch products and solution into Henderson Land Group.  We believe this will support additional sales of our products.

Cisco Systems (HK) Limited

We have successfully integrated Home Touch t.HOME 1’s platform into Cisco’s internet protocol phone infrastructure. We have successfully co-operate to launch a new generation of IP phone + intelligent home system into the office/hotel market together – IP Smart.  We do not have a written agreement with Cisco but we have a joint case study leaflet.  CISCO want to bring the IP phone to the home and office and. Our smart control feature is a new function to them, so they invited us to their Hong Kong promotion exhibition. We became the only smart control solution for Cisco IP phone. We believe this will support additional sales of our products.

EBS

We have a license with EBS in Malaysia to use Home Touch’s name to secure business in the region. We will utilize a joint promotion and approach acting as developers together.  We believe this will support additional sales of our products.

T&J

We have license T&J in Singapore to use Home Touch’s name to secure business in the region. We will utilize a joint promotion and approach acting as developers together.  We believe this will support additional sales of our products.

eHome

We have license ehome in UAE to use Home Touch’s name to secure business in the region. We will utilize a joint promotion and approach acting as developers together.  We believe this will support additional sales of our products.

We view these marketing arrangements as important but not critical to our future success.  We have generated the following revenues through these marketing efforts:

•	Microsoft/Cisco - $293,447
•	ABB - $227,104
•	China Light - $61,523
•	Megastrength Security Service Co. Ltd. - $103,337

Our products are primarily sold through the efforts of our officers, directors and employees.

Warranties

We include 12-months warranty coverage on the products we design and distribute. With respect to products we acquire from third party suppliers, these suppliers reimburse us for the cost of warranty service.

Insurance

We have no products liability or other insurance.

Intellectual Property

We have the following patents:

NAME	GRANTED BY	DATE	NUMBER
USB Wireless Controller	Hong Kong	December 29, 2006	HK1090804

Intelligent House-Hold Management System	Hong Kong	March 16, 2007	HK1093867

A Visible Doorbell Device	Hong Kong	August 1, 2008	HK1111306

Advance computer usage/Audio-Visual/Gaming - Entertainment Automation	Hong Kong	July 7, 2008	HK1116992

A Visible Doorbell System	Hong Kong	August 1, 2008	HK1111307

The duration of all of the above patents is 7 years.

Our company name/logo were trademarked in Hong Kong on December 6, 2005, No. 300432422

Environmental Issues

We have not incurred and do not expect to incur any costs relating to environmental matters.

Competition and Market Position

The smart home systems products industry is characterized by intense competition based primarily on product availability, price, speed of delivery, ability to tailor specific solutions to customer needs, quality, and depth of product lines. Our competition is fragmented across our products, and, accordingly, we do not compete with any one company across all product and solutions lines. We compete with a variety of entities, some of which have greater financial resources. Our ability to remain competitive in this industry depends in part on our ability to successfully identify new product opportunities, develop and introduce new products and enhancements on a timely and cost effective basis, as well as our ability to successfully identify and enter into strategic alliances with entities doing business within the industries we serve. There can be no assurance that our product offerings will be, and/or remain, competitive or that strategic alliances, if any, will achieve the type, extent, and amount of success or business that we expect them to achieve. The sales of our products and technology may not occur or grow in the manner we expect, and thus we may not generate as much revenue as anticipated from such products.

Competition within the smart home system products industry varies by region and by specific product offerings. We compete with large scale, well capitalized public companies and smaller scale private companies that sell home health products and home medical equipment. We are a small competitor in the industry.  Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do.

The major competitors in China are:

•	Guangzhou Anjubao Sci-tech Co. Ltd
•	Shanghai Super Smart Electronics Co. Ltd
•	TianJin Ruilang Smarthome Co. Ltd
•	GKB Group
•	Bright Technologies Co. Ltd

•	RainRead (China) Intelligence Co., Ltd
•	BoChuang Corporation Group
•	Xiamen Genway Security Technology Development Co., Ltd.
•	Aurine Group Co. Ltd
•	Haier Home Group

Haier and Aurine are the strongest in this industry and significantly larger and have significantly more resources than us. Haier is own by Haier Group which a publically listed company in China, and they have a very strong back up from their parent company. Aurine is very strong in south east China. They own their own factory with more than 1000+ people. They are the pioneer in this industry which have the most job references all over China.  We believe we are of comparable size to most of the remainder these competitors.

In Hong Kong there are fewer competitors. Most of the competitors are system integrators meaning they do not have their own brand’s products, they just try to put everything together and offer to end customers. In addition, they do not have their own patent technology, solution and so do development team.

•
Intexact - Intexact is a small company specializes in personalized solutions for Intelligent Homes. It mainly focuses in high end intelligent home solution. Many of their job references are from single apartment.

•	Cypress Asia Group – Cypress focuses on larger projects. It has its own architecture, consultant and design company.
•
Nixon Technology – A traditional security systems provider. With many years security alarm installation experience, it claims to provide total solutions of intelligent building systems. It is the official distributor of Samsung home automation system.

Cypress and Interact are middle-size companies that are significantly larger than us.

We compete with other smart home system products companies based upon:

•	Design

o	We are an experienced design team of 5 people. All our patented solutions and products design is done in house.

•	Brand awareness

o
We are the only smart home system solution provider which spending our effort on brand building. For instance, one of our project Soho 38, we build our brand in the same platform with Microsoft, Cisco and Hewlett Packard.

•	Cost advantage + flexibility

o
We have both our own development solution and distribution of well known brands like Visiomatic, Elcom, Basalte and ABB. In this case, we believe we offer a cost advantage by providing the tailor-made and flexibility solution and products to customers.

Research and Development

We have not incurred research and development expenses during the last two fiscal years.

Employees

We have the following full time employees:

•	Clerical – One
•	Operations – One
•	Administrative – One
•	Management – One
•	Sales – Three
•	Technical – Three
•	Automation System – Three
•	Marketing - One

We have no part time employees.  We have no collective bargaining agreement with our employees.  We consider our relationship with our employees to be excellent.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form S-1.

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  The Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

Forward-looking statements are, by their very nature, uncertain and risky.  These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filing with the Securities and Exchange Commission.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

Generally, we operate in the “home integration” market, also called “smart home” or “intelligent home,” although our products, solutions and services apply to commercial, hotels and industrial buildings as well.  This market is also sometimes referred to as “home automation.”

As a registered electrical contractor in Hong Kong, we are principally engaged in the provision of a variety of smart home system products and solutions, which enable to centrally control home systems with wireless or non-wireless features by means of radio frequency (RF) or European Installation Bus (EIB), wireless electronic networking technology to integrate the various devices and appliances commonly found in buildings, homes, hotels and offices.

We sell various smart home system products and solutions that can centrally control various systems and functions in a multitude of residential and commercial buildings that are either pre-wired as well as those that are not.  By using current technology available in the marketplace today, both our own and through third parties, we are equipped to design, supply, install and fully integrate an entire building system.

We have designed our own proprietary products such as Novel, Noble, and Royal Lighting Switch, which are produced for us by third party manufactures. We also design our own solutions such as t.HOME Building Management Software, E-broadcasting software and IP Smart.  In addition, we distribute products and software from other brands.  All of the products we sell operate on the same RF wireless frequency /or EIB and easily communicate with each other.

Through Home Touch Limited, we design and sell and install various energy saving + smart home system products and solutions.  Our products and solutions can centrally control home systems in buildings and/or villas which are pre-wired as well as those that aren’t pre-wired by using utilize radio frequency, or European Installation Bus, wireless electronic networking technology to integrate the various devices and appliances found in most homes, hotels and offices.  We design, supply and install the whole building system.  We are a registered electrical contractor in Hong Kong.

Our main target is property developers in Hong Kong and China – about 85% of our business come from them. We also sell to single end users, generally owners of high-end residences, that in general are referred by interior designers. For outside Hong Kong, we license ourselves to one local partner. For instance, Home Touch (Malaysia) Limited and Home Touch (Singapore) Limited. Under our agreement, we authorize them to sell to developers directly.

We design our own products such as Novel, Noble, Royal lighting switch, transceiver, remote controller, telephone controller, IP video door phone and WiFi video door phone, which are produced for us by third party manufactures. We also design our own solutions such as t.HOME, Building Management Software, E-boardcasting software and IP Smart. In addition, we distribute products and software from other brands.  All of the products we sell operate on the same RF wireless frequency /or EIB and easily communicate with each other.

Summary of Critical Accounting Estimates

In accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured.

(a)     Sale of products

The Company generally sells its products on a no-return basis, including lighting and curtain switch, lighting components, video door phone, remote controller and computer accessories, etc. The Company recognizes product revenue when persuasive evidence of an arrangement exists, the product has been delivered upon shipment, the sales price is fixed or determinable and collectibility is reasonably assured.

(b)     Projects revenue

Under the intelligent home system solutions arrangement, the Company is obligated to deliver to its customers multiple products and/or services (“multiple elements”), which include two elements: (1) hardware and software; and (2) provision of design, customized implementation system and technical supports, under the customers’ requirement on significant modification of hardware and customization of software.

The Company offers multiple solutions to their customers' needs. Those solutions may involve the delivery or performance of multiple products and services and performance may occur at different points in time or over different periods of time. In general, its sale arrangements include initial installation of hardware, technical support or implementation services and involve consideration in the form of a fixed fee with no general rights of return.

Fee is negotiated in a fixed amount and concluded upon the signing the contract, which provides for a customer deposit upon contract execution, milestone billings. The Company classifies hardware and its related implementation fees together as project revenue in the statement of operation and considers multiple element arrangements. Revenue from the sales of the Company’s hardware are recognized upon shipment or delivery of the hardware provided that persuasive evidence of an arrangement exists, collection is probable, payment terms are fixed and determinable and no significant obligations remain. Revenues from providing implementation services or technical supports are recognized when services are rendered and accepted by the customers.

The Company adopted the Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”) to allocates revenue for these transactions that include multiple elements to each unit of accounting based on its relative fair value and recognizes revenue for each unit of accounting when revenue recognition criteria have been met. The price charged when the element is sold separately generally determines fair value. When the Company has objective evidence of the fair values of undelivered elements but not delivered elements, the Company allocates revenue first to the fair value of the undelivered elements, and the residual revenue is then allocated to the delivered elements. If the fair value of any undelivered element included in a multiple element arrangement cannot be objectively determined, revenue is deferred until all elements are delivered or services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

For fixed fee long-term contracts, the Company recognizes project revenues using the percentage-of-completion method of accounting upon completion of each contract milestone, under the provisions of SOP No. 81-1, “Accounting for Performance of Construction Type and Certain Production Type Contracts” , (“SOP 81-1”).

(c)     Technical service

Technical service is primarily derived from the provision of technical development and application on home system solutions to a single customer for a certain period of time, which is considered as a long term contract. The Company recognizes technical service income using the percentage-of-completion method of accounting upon completion of each milestone, under the provisions of SOP No. 81-1, “Accounting for Performance of Construction Type and Certain Production Type Contracts” , (“SOP 81-1”). This service is generally billed on a time-cost plus basis in accordance with each milestone under the contract.

(d)     Interest income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is established and determined based on managements’ assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment.  If actual results differ from the estimate, revisions to the allowance are recorded.

Inventories
Inventories are recorded at the lower of cost or net realizable value, with expense estimates made for obsolescence or unsaleable inventory equal to the difference between the recorded cost of inventories and their estimated market value based upon assumptions about future demand and market conditions. On an on-going basis, we monitor these estimates and records adjustments for differences between estimates and actual experience. Historically, actual results have not significantly deviated from those determined using these estimates.

Impairment of Long-Lived Assets

Long-lived assets primarily include plant and equipment. In accordance with the Statement of Financial Accounting Standard ("SFAS") No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, we review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.  If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset.

Income taxes

We have considered potential sources of future taxable income in determining the amount of a valuation allowance against its deferred tax assets at March 31, 2009.  Changes in the future taxable income estimate, could affect the deferred tax asset in the future and an adjustment to the valuation allowance would be recorded in the period such determination is made.

We also adopted Financial Accounting Standards Board ("FASB") Interpretation No. (FIN) 48, "Accounting for Uncertainty in Income Taxes" and FSP FIN 48-1, which amended certain provisions of FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. This interpretation also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

In connection with the adoption of FIN 48, we analyzed the filing positions in all of the federal, state and foreign jurisdictions where we and our subsidiaries are required to file income tax returns, as well as all open tax years in these jurisdictions. We adopted the policy of recognizing interest and penalties, if any, related to unrecognized tax positions as income tax expense. We did not have any unrecognized tax positions or benefits and there was no effect on the financial condition or results of operations for the years ended March 31, 2009 and 2008.

Product warranty and post service support

We generally offer product warranty and post-contract customer support (“PCS”) to its customers for a period of twelve months, free of charge. We periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Results of Operations

Comparison of the three months ended June 30, 2009 to the three month ended June 30, 2008

Revenues for the three months ended June 30, 2009 amounted to $21,539 compared to $28,063 for the three months ended June 30, 2008 representing a decrease of 6,524.  The decrease is due to the downturn of the economy in Hong Kong, Macau and China which caused us to delay many of our projects during this period.

Gross profit for the three months ended June 30, 2009 was $9,895, a decrease of $11,399, as compared to $21,294 for the three months ended June 30, 2008. The gross profit rate was 45.9% for the three months ended June 30, 2009 compared to 75.9% for the three months ended June 30, 2008.  Management feels that the gross profit percentage for the three months ended June 30, 2009 is consistent with the gross profit percentage of 42.3% for the year ended March 31, 2009 and 44.0% for the year ended March 31, 2008 and will continue to be within this range.  Cost of revenue consists primarily of material costs, direct labor and sub-contracting fees.  The lower profit margin for the three months ended June 30, 2009 compared to 2008 is due to the change in customer base.  During 2008, we focused more on the end customer which provided a higher profit margin, but now we are focusing more on developer projects which have a lower profit margin.  Although the developer projects have lower profit margins, we will be able to achieve higher revenues by selling directly to developers instead of the end user.

Our operating expenses increased $38,831 to $129,751 for the three months ended June 30, 2009, as compared to operating expenses of $90,920 for the three months ended June 30, 2008.  The increase of 42.7% is due to the overall expansion of our business.  We do not expect to see a significant increase in our operating expenses during the fiscal year ended March 31, 2010.

Comparison of the year ended March 31, 2009 to the year ended March 31, 2008

Revenues for the year ended March 31, 2009 amounted to $882,685 representing an increase of $662,863 as compared to sales of $259,822 for 2008.  In the fiscal year ended March 31, 2009, project revenue increased by $394,100 or 220%.  The increase is due to work being completed on existing contracts, and the addition and deliver of new contracts obtained during the year ended March 31, 2009.  We also had technical service revenue of $127,193 for the year ended March 31, 2009 compared to $0 in 2008.  The increase is due to our focused effort on selling more service contracts during fiscal year 2009.

Gross profit for the year ended March 31, 2009 was $373,329, an increase of $259,085, as compared to $114,244 in 2008. The gross profit rate was 42.3% for the year ended March 31, 2009 compared to 44.0% in 2008.  Management feels this difference is immaterial.  Cost of revenue consists primarily of material costs, direct labor and sub-contracting fees.  Management feels that at these levels of revenue, our cost of sales will continue to be in this range.

Our operating expenses increased $47,962 to $386,934 for the year ended March 31, 2009, as compared to operating expenses of $338,972 for 2008.  The increase of 14.1% is due to the overall expansion of our business.  We do not expect to see a significant increase in our operating expenses during the fiscal year ended March 31, 2010.

Net loss for the year ended March 31, 2009 was ($23,982), or ($0.00) per share as compared to ($222,613), or ($0.00) per share for 2008. Our net loss decreased by 198,631, due primarily to the increase in revenue.

Liquidity and Capital Resources

At June 30, 2009, our cash and cash equivalents totaled $16,213, compared to $17,391 as of March 31, 2009.  Historically our cash has been provided by collection of sales revenues, bank loans, short and long-term notes as well as capital from related parties, primarily certain shareholders.  During the three months ended June 30, 2009 and 2008, cash used in operations was $144,672 and $226,471, respectively.  For the three months ended June 30, 2009, the cash used in operations comprised primarily of our net loss of $131,526, payments for inventories of $12,531, payments for deposits and other assets of 33,981, offset by collections of accounts receivable of $16,941.  For the three months ended June 30, 2008, the cash used in operations comprised primarily of our net loss of $71,363, payments for inventories of $155,196, payments for accrued liabilities and other payables of $44,596, offset by an increase in accounts payable of 38,784.

We did not expend funds for investing activities during the three months ended June 30, 2009 and 2008.

During the three months ended June 30, 2009, we received proceeds from bank loans of $153,846 and made payments of $10,352 on long-term bank loans compared to proceeds of $185,897 from the issuance of promissory notes and payments of $9,283 on long-term bank loans.

As we expand, we may need to make sizeable cash commitments to secure inventory, and the impact of this potential trend on our business is uncertain. We plan to continue to fund our operations from our stockholders and the anticipated addition of new banking facilities, such as Government Guarantee Loans and/or Hong Kong Government SME funding.  In addition, we plan to increase the initial deposit percentage from our clients upon the undertaking of new projects.  However, we currently do not have any agreements with shareholders or lenders and we can offer no assurances that we will be able to obtain additional funds on acceptable terms, if at all.

We also anticipate that our continued growth will require a substantial increase in capital needs. Except as set forth above, we do not have and we have not identified any source for additional financing.  There can be no assurance that we will be able to secure financing for this growth.  The ability and speed that will be able to grow of our operations will directly related to the amount of financing that we can obtain.

Long-term bank loans consist of the following:

	March 31,2009	March 31, 2009
Bank loans, payable to financial institutions in Hong Kong:

Equivalent to HK$300,000 with interest rate at 6.84% per annum payable monthly, repayable by April 24, 2009, guaranteed by one director of our company	$1,603	$1,603

Equivalent to HK$300,000 with interest rate at 7.8% per annum payable monthly, repayable by October 4, 2009, guaranteed by the directors of our company	7,810	12,618

Equivalent to HK$1,200,000 with annual interest rate at 0.5% over Hong Kong prime rate payable monthly, repayable by May 3, 2012, guaranteed by the local government of Hong Kong Special Administrative Region and the directors of the Company	149,905

Total	157,715	14,221

Less: current portion of bank loans	(56,527)	(14,221)

Bank loans, net of current portion	$101,188	$-

The minimum future payments of the aggregate bank loans are $56,527 in the next 12 months.

From its inception, we have suffered from continuous losses with an accumulated deficit of $631,745 as of June 30, 2009. The continuation as a going concern through March 31, 2010 is dependent upon the continued financial support from its stockholders and credit facility from the revolving lines of credit. We have executed a growing strategy by setting up a showroom to attract and promote their products and solutions and plans to institute the cost-saving strategy to reduce all non-essential costs. Also, we are currently pursuing the additional financing for our operations. However, there is no assurance that we will be successful in securing sufficient funds to sustain the operations.

Commitments and Contingencies

Operating lease commitments

We were committed under non-cancelable operating leases with fixed monthly rentals, due through October 26, 2011. Total rent expenses for the three months ended June 30, 2009 and 2008 was $1,923 and $4,994, respectively.  Total rent expense for the years ended March 31, 2009 and 2008 was $16,165 and $19,975, respectively.

Future minimum rental payments due under non-cancelable operating leases are as follows:

Years ending March 31,
2010	$53,846
2011	53,846
2012	31,410

Total:	$139,102

Reserve for product warranties

We have not experienced any material returns where it was under obligation to honor this standard warranty provision. As such, no reserve for product warranties has been provided in the statement of operations for three months ended June 30, 2009 and 2008.

Revolving lines of credit

We have outstanding revolving bank line of credit of $19,230 (equivalent to HK$150,000). Advances under the lines of credit are unsecured and bear interest at a rate of 3% per annum over Hong Kong Best Lending Rate, payable monthly. The revolving bank line of credit is reviewed on a regular basis, subject to cancellation at the discretion of the bank and requires a minimum monthly fee of $13 (equivalent to HK$100). There were no borrowings under the revolving bank line of credit as of June 30, 2009.

Recently issued accounting pronouncements:

We have reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

DESCRIPTION OF PROPERTY

We currently rent the following property:

•	Address: Rooms 703, 705 and 706, Liven House, 61-63 King Yip Street, Kwun Tong, Hong Kong
•	Number of Square Feet: 4,450
•	Name of Landlord: Smartway Investment Development Limited
•	Term of Lease: October 27, 2008 to October 26, 2011
•	Monthly Rental: $4,487
•	Adequate for current needs: Yes

We are committed under non-cancelable operating leases with fixed monthly rentals, due through October 26, 2011. Total rent expenses for the years ended March 31, 2009 and 2008 was $16,165 and $19,975, respectively.

Future minimum rental payments due under non-cancelable operating leases are as follows:

Year ending December 31,
2009	$53,846
2010	53,846
2011	31,410

Total:	$139,102

We do not intend to renovate, improve, or develop properties.  We are not subject to competitive conditions for property and currently have no property to insure.  We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages.  Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For the year ended March 31, 2009, the Company sold its products at its current market value totaling $13,682 to a related company, Home Touch Services Limited, which is controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company in a normal course of business.

For the year ended March 31, 2009, the Company provided intelligent home system solutions at its current market value totaling $131,689 to a related company, Home Touch Services Limited, which is controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company in a normal course of business, with $6,108 of accounts receivable at year-end.

For the year ended March 31, 2009, the Company purchased certain products at its current market value totaling $17,397 from a related company, Penflow Technology (Asia) Limited, which is controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company in a normal course of business.

As of March 31, 2009, the Company received the customer deposits of $52,956 from the related company, Home Touch Services Limited, which is controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company, relating to the service agreement of intelligent home system solutions with the contract value of $158,059 at its current market value in a normal course of business.

As of March 31, 2008, a balance of $382,702 due to related parties represented temporary advances from a related company, Technics Group Limited, which is controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau. The balance was unsecured, non-interest bearing and repayable on demand. For the year ended March 31, 2009, the Company received the additional advances of $66,949 and the balance of $449,651 due to related parties was waived by the related company subsequently.

For the year ended March 31, 2008, the Company obtained a note payable up to the available amount of $384,615 (approximately HK$3,000,000) from a related party, Penflow Technology (Asia) Limited, which was controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company. The note payable was unsecured and carried with an interest charge at a fixed sum of $12,820 payable upon its maturity due January 31, 2010, for working capital purposes to certain projects. From its initial drawdown date to March 31, 2009, the Company received the aggregate net proceeds of $89,743 from note payable and was granted the forfeiture of the outstanding balance of $89,743.

Because the Company was not in a position to meet repayment obligation to these related companies, Technics Group Limited and Penflow Technology (Asia) Limited, the forfeiture was granted by the related companies that were controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company, in exchange for the additional paid-in capital to the Company.  The loans were forfeited by these entities controlled by the principal shareholders of the company in order to improve the Company’s financial position.  However, Mr. David Gunawan Ng and Ms. Stella Wai Yau, our directors, did not receive any additional stock or other equity interest from us in exchange for the forfeiture of these loans.  The forfeiture was pursuant to an oral agreement.

For the period ended June 30, 2009, the Company provided intelligent home system solutions at its current market value totaling $18,919 to a related company, Home Touch Services Limited, which is controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company in a normal course of business, with zero accounts receivable at year-end.

For the period ended June 30, 2009, the Company leased out some portion of the office premises to and reimbursed rental charge of $11,538 from a related company, Technices Group Limited, which is controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company, at the market price in accordance with the lease agreement in a normal course of business.

As of June 30, 2009, the Company received the customer deposits of $52,956 from the related company, Home Touch Services Limited, which is controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company, relating to the service agreement of intelligent home system solutions with the contract value of $158,059 at its current market value in a normal course of business.

We believe that all related party transactions were on terms at least as favorable as we would have secured in arm’s-length transactions with third parties.  Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales.  Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.  We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Options, Warrants, Convertible Securities

There are no options, warrants or convertible securities outstanding.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.  Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $300,000 together with his or her spouse, is considered an accredited investor.  In addition, under the penny stock regulations the broker-dealer is required to:

•      Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
•      Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
•      Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and
•      Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this prospectus, no filing has been made.  Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 – 8 weeks for FINRA to issue a trading symbol.

Sales of our common stock under Rule 144.

There are 12,320,000 shares of our common stock held by non- affiliates and 27,680,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities. 1,579,000 shares of our Common stock are held by non-affiliates are currently eligible for resale or are being registered in this offering, however affiliates will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had 44 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission through March 31, 2010, assuming this registration statement is declared effective before that date. Thereafter, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on March 31, 2010. However, at or prior to March 31, 2010, we intend voluntarily to file a registration statement on Form 8-A. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. If we do not file a registration statement on Form 8-A at or prior to March 31, 2010, our securities can no longer be quoted on the OTC Bulletin Board. We currently intend to voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our two most highly compensated executive officers other than our CEO who occupied such position at the end of our latest fiscal year and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us or our subsidiary for the latest fiscal years ended March 31, 2009 and 2008.

Name	Title	Year	Salary	Bonus	Stock awards	Option awards	Non equity Incen- tive plan com- pen- sation	Non qualified deferred compensa- tion	All other Compensa- tion	Total
Mr. David Gunawan Ng	Chairman and Executive Director	2009	$22,436	0	0	0	0	0	0	$22,436
Ms. Stella Wai Yau	COO and CFO	2009	0	0	0	0	0	0	0	0
Mr. Remus Hung Yat Lam	Sales Director	2009	$36,234	$1,154	0	0	0	0	0	$37,388
Mr. David Gunawan Ng	Chairman and Executive Director	2008	$38,462	0	0	0	0	0	0	$38,462
Ms. Stella Wai Yau	COO and CFO	2008	0	0	0	0	0	0	0	0
Mr. Remus Hung Yat Lam	Sales Director	2008	$27,356	$2,051	0	0	0	0	0	$29,407

Summary Equity Awards Table

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of March 31 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END MARCH 31, 2009

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mr. David Gunawan Ng	0	0	0	0	0	0	0	0	0
Ms. Stella Wai Yau	0	0	0	0	0	0	0	0	0
Mr. Remus Hung Yat Lam	0	0	0	0	0	0	0	0	0

Narrative disclosure to summary compensation and option tables

Set forth below are the material terms of each named executive officer's employment agreement or arrangement, whether written or unwritten:

We have entered into employment arrangements only with Mr. Lam, as follows:

•	Commencement: December 1, 2006

•	Termination: One month written notice or payment in lieu will be required to terminate the appointment by the Company. He can quit with 30 day notice.
•	Compensation: $2,307.69 per month and Commission of 3% of the Sales Turnover

We participate in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance (“MPF Scheme”) for all of our eligible employees in Hong Kong.

The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of service in the employment in Hong Kong. Contributions are made by us at 5% of the participants’ relevant income with a ceiling of HK$20,000. The participants are entitled to 100% of the Company’s contributions together with accrued returns irrespective of their length of service with us, but the benefits are required by law to be preserved until the retirement age of 65. The total contributions made for MPF Scheme were $11,275 and $8,214 for the years ended March 31, 2009 and 2008, respectively.

Ms. Stella Wai Yau has declined any salary for these periods indicating that she wants to help build the business without causing additional financial burden on the company.At no time during the last fiscal year with respect to any person listed in the Table above was there:

•
any outstanding option or other equity-based award repriced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined;

•	any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;
•	any option or equity grant;
•	any non-equity incentive plan award made to a named executive officer;
•	any nonqualified deferred compensation plans including nonqualified defined contribution plans; or
•	any payment for any item to be included under All Other Compensation in the Summary Compensation Table.

Board of Directors

Director Compensation

Name	Year ended March 31, 2009	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Mr. David Gunawan Ng and Ms. Stella Wai Yau	0	0	0	0	0	0	0	0

Narrative to Director Compensation Table

We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors. No separate compensation was paid to Mr. Ng as director and all compensation paid to Mr. Ng is included in the executive compensation table above.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

None.

HOME TOUCH HOLDING COMPANY

Three months ended June 30, 2009

Condensed Consolidated Balance Sheet as of June 30, 2009 (unaudited) and March 31, 2009 (audited)	F-20

Condensed Consolidated Statements of Operations and Comprehensive Loss for the three months ended June 30, 2009 and 2008 (unaudited)	F-21

Condensed Consolidated Statements of Cash Flows for the three months ended June 30, 2009 and 2008 (unaudited)	F-22

Condensed Consolidated Statement of Stockholders’ (Deficit) Equity for the three months ended June 30, 2009 (unaudited)	F-23

Notes to Condensed Consolidated Financial Statements	F-24 – F-33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Home Touch Holding Company

We have audited the accompanying consolidated balance sheets of Home Touch Holding Company and its subsidiary (“the Company”) as of March 31, 2009 and 2008, and the related consolidated statements of operations, cash flows and stockholders’ equity (deficit) for the years ended March 31, 2009 and 2008. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2009 and 2008, and the results of operations and cash flows for the years then ended and in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred substantial losses, all of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ ZYCPA Company Limited

ZYCPA Company Limited
(Formerly Zhong Yi (Hong Kong) C.P.A. Company Limited)
Certified Public Accountants

Hong Kong, China
July 22, 2009

HOME TOUCH HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	As of March 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$17,391	$108,000
Restricted cash held in escrow	-	47,436
Accounts receivable, trade	17,111	7,913
Accounts receivable, related party	6,108	-
Inventories	116,713	141,753
Deposits and other current assets	35,378	18,128

Total current assets	192,701	323,230

Non-current assets:
Plant and equipment, net	21,718	9,432

TOTAL ASSETS	$214,419	$332,662

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,347	$15,675
Current portion of long-term bank loans	14,221	38,222
Amounts due to related parties	-	382,702
Accrued liabilities and other payables	129,676	123,162

Total current liabilities	145,244	559,761

Long-term liabilities:
Note payable, related party	-	205,128
Long-term bank loans	-	14,010

Total long-term liabilities	-	219,138

Total liabilities	145,244	778,899

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; issued and outstanding: 40,000,000 shares	40,000	40,000
Additional paid-in capital	539,394	-
Accumulated deficit	(510,219)	(486,237)

Total stockholders’ equity (deficit)	69,175	(446,237)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$214,419	$332,662

See accompanying notes to consolidated financial statements.

HOME TOUCH HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Years ended March 31,
	2009	2008
REVENUES, NET:
Product sales	$37,337	$81,138
Product sales, related party	13,682	-
Project revenue	572,784	178,684
Project revenue, related party	131,689	-
Technical service	127,193	-

Total revenues, net	882,685	259,822

COST OF REVENUE:
Cost of products sold	29,793	20,741
Cost of projects	448,290	124,837
Cost of technical service	31,273	-

Total cost of revenue	509,356	145,578

GROSS PROFIT	373,329	114,244

Operating expenses:
Selling, general and administrative	391,237	338,972

Total operating expenses	391,237	338,972

LOSS FROM OPERATIONS	(17,908)	(224,728)

Other income (expense):
Interest income	7	430
Interest expense	(6,081)	(4,663)
Other income	-	6,348

Total other (expense) income	(6,074)	2,115

LOSS BEFORE INCOME TAXES	(23,982)	(222,613)

Income tax expense	-	-

NET LOSS	$(23,982)	$(222,613)

Net loss per share – Basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding – Basic and diluted	40,000,000	40,000,000

See accompanying notes to consolidated financial statements.

HOME TOUCH HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

	Years ended March 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(23,982)	$(222,613)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	4,957	8,106
Loss on disposal of plant and equipment	4,303	-
Changes in operating assets and liabilities:
Restricted cash held in escrow	47,436	(47,436)
Accounts receivable, trade	(9,198)	10,181
Accounts receivable, related party	(6,108)	-
Inventories	25,040	(105,179)
Deposits and other current assets	(17,250)	381
Accounts payable	(14,328)	15,675
Accrued liabilities and other payables	6,514	79,179

Net cash provided by (used in) operating activities	17,384	(261,706)

Cash flows from investing activities:
Purchase of plant and equipment	(21,546)	(1,262)

Net cash used in investing activities	(21,546)	(1,262)

Cash flows from financing activities:
Advances from related parties	66,949	91,062
Proceeds from note payable	153,846	230,769
Payment on note payable	(269,231)	(25,641)
Proceeds from long-term bank loans	-	76,923
Payment on long-term bank loans	(38,011)	(24,691)

Net cash (used in) provided by financing activities	(86,447)	348,422

NET CHANGE IN CASH AND CASH EQUIVALENTS	(90,609)	85,454

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	108,000	22,546

CASH AND CASH EQUIVALENTS, END OF YEAR	$17,391	$108,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income tax	$-	$-
Cash paid for interest	$6,081	$4,663

NON-CASH TRANSACTIONS IN INVESTING AND FINANCING ACTIVITIES
Forfeiture of amounts due to related parties	$449,651	$-
Forfeiture of note payable due to a related party	$89,743	$-

See accompanying notes to consolidated financial statements.

HOME TOUCH HOLDING COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Preferred Stock		Common Stock
	No. of share	Amount	No. of share	Amount	Additional paid-in capital	Accumulated deficit	Total stockholders’ (deficit) equity

Balance as of April 1, 2007	-	$-	40,000,000	$40,000	$-	$(263,624)	$(223,624)

Net loss for the year	-	-	-	-	-	(222,613)	(222,613)

Balance as of March 31, 2008	-	-	40,000,000	40,000	-	(486,237)	(446,237)

Net loss for the year	-	-	-	-	-	(23,982)	(23,982)

Forfeiture of note payable and amounts due to related parties	-	-	-	-	539,394	-	539,394

Balance as of March 31, 2009	-	$-	40,000,000	$40,000	$539,394	$(510,219)	$69,175

See accompanying notes to consolidated financial statements.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

1.          ORGANIZATION AND BUSINESS BACKGROUND

Home Touch Holding Company (“Hometouch” or “the Company”) was incorporated in the State of Nevada on January 26, 2009.

On January 26, 2009, the Company entered into a stock exchange transaction with the shareholders of Home Touch Limited (“HTL”), whereby the Company issued 40,000,000 shares of common stock in exchange for 100% of the ownership interest in HTL, for the purpose of re-domiciling HTL as a Nevada corporation in the United States. As a result of the merger, the Company became the legal entity of the HTL while the business of HTL survives. Unless otherwise indicated, all references to the Company throughout the financial statements include the operations of HTL.

HTL was incorporated as a limited liability company in Hong Kong Special Administrative Region of China (“Hong Kong”) on July 23, 2004, with its principal place of business in Hong Kong. The issued and paid-up share capital of the Company is $1,282 (equivalent to Hong Kong dollars ("HK$") 10,000).

HTL is principally engaged in the provision of a variety of smart home system products and solutions, which enable to centrally control home systems with wireless or non-wireless features by the means of radio frequency or European Installation Bus, wireless electronic networking technology to integrate the various devices and appliances that are mostly found in buildings, homes, hotels and offices. Generally, the Company sells the intelligent home hardware products to the individual end users and provides intelligent home system solutions to the interior designers and property developers. Intelligent home hardware products include wireless products series (including the touch panel, smart switch series, telephone controller, curtain controller, transceiver, remote controller and intelligent socket) and the wired products series (visiomatic intelligent home system).

Intelligent home system solutions include system design and programming, installation of products and devices, training and technical support. The Company has a team of computer engineering professionals to provide with intelligence home system design and consulting services. The Company’s customers mainly include individual end users, interior designers and property developers and all of its customers are located in Hong Kong.

Hometouch and its subsidiary are hereinafter referred to as (the “Company”).

2.          GOING CONCERN UNCERTAINTIES

The accompanying consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

From its inception, the Company has suffered from continuous losses with an accumulated deficit of $510,219 as of March 31, 2009. The continuation of the Company as a going concern through March 31, 2010 is dependent upon the continued financial support from its stockholders and credit facility from the revolving lines of credit. The Company has executed a growing strategy by setting up a showroom to attract and promote their products and solutions and plans to institute the cost-saving strategy to reduce all non-essential costs. Also, the Company is currently pursuing the additional financing for its operations. However, there is no assurance that the Company will be successful in securing sufficient funds to sustain the operations.

These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result in the Company not being able to continue as a going concern.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

3.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

●	Basis of presentation

These accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

●	Basis of consolidation

The consolidated financial statements include the financial statements of Hometouch and its subsidiary.

All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

●	Use of estimates

In preparing these consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results may differ from these estimates.

●	Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

●	Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and determined based on managements’ assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. The Company did not record any allowance for doubtful accounts for both fiscal years.

●	Inventories

Inventories are stated at the lower of first-in, first-out ("FIFO") cost or market value, which are primarily comprised of home hardware devices and appliances necessary for the development of the home system solutions or re-sale to the customers. The Company periodically reviews historical sales activity to determine excess, slow moving items and potentially obsolete items and also evaluates the impact of any anticipated changes in future demand. The Company provides inventory allowances based on excess and obsolete inventories determined principally by customer demand.

As of March 31, 2009 and 2008, the Company did not record an allowance for obsolete inventories, nor have there been any write-offs.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

●	Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational:

Depreciable life
Leasehold improvements	Shorter of 3 years or term of lease
Furniture, fixtures and office equipment	5 years

Expenditure for maintenance and repairs is expensed as incurred. The gain or loss on the disposal of plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statement of operations.

●	Impairment of long-lived assets

Long-lived assets primarily include plant and equipment. In accordance with the Statement of Financial Accounting Standard ("SFAS") No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. There has been no impairment as of March 31, 2009 and 2008.

●	Revenue recognition

In accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured.

(a)         Sale of products

The Company generally sells its products with no general rights of return and no price protection, including lighting and curtain switch, lighting components, video door phone, remote controller and computer accessories, etc. The Company recognizes product revenue when persuasive evidence of an arrangement exists, the product has been delivered upon shipment, the sales price is fixed or determinable and collectibility is reasonably assured.

(b)         Projects revenue

Under the intelligent home system solutions arrangement, the Company is obligated to deliver to its customers multiple products and/or services (“multiple elements”), which include two elements: (1) hardware and software; and (2) provision of design, customized implementation system and technical supports, under the customers’ requirement on significant modification of hardware and customization of software.

The Company offers multiple solutions to their customers' needs. Those solutions may involve the delivery or performance of multiple products and services and performance may occur at different points in time or over different periods of time. In general, its sale arrangements include initial installation of hardware, technical support or implementation services and involve consideration in the form of a fixed fee wth no general rights of return.

Fee is negotiated in a fixed amount and concluded upon the signing the contract, which provides for a customer deposit upon contract execution, milestone billings. The Company classifies hardware and its related implementation fees together as project revenue in the statement of operation and considers multiple element arrangements. Revenue from the sales of the Company’s hardware are recognized upon shipment or delivery of the hardware provided that persuasive evidence of an arrangement exists, collection is probable, payment terms are fixed and determinable and no significant obligations remain. Revenues from providing implementation services or technical supports are recognized when services are rendered and accepted by the customers.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

The Company adopted the Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”) to allocates revenue for these transactions that include multiple elements to each unit of accounting based on its relative fair value and recognizes revenue for each unit of accounting when revenue recognition criteria have been met. The price charged when the element is sold separately generally determines fair value. When the Company has objective evidence of the fair values of undelivered elements but not delivered elements, the Company allocates revenue first to the fair value of the undelivered elements, and the residual revenue is then allocated to the delivered elements. If the fair value of any undelivered element included in a multiple element arrangement cannot be objectively determined, revenue is deferred until all elements are delivered or services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

For fixed fee long-term contracts, the Company recognizes project revenues using the percentage-of-completion method of accounting upon completion of each contract milestone, under the provisions of SOP No. 81-1, “Accounting for Performance of Construction Type and Certain Production Type Contracts”, (“SOP 81-1”).

(c)       Technical service

Technical service is primarily derived from the provision of technical development and application on home system solutions to a single customer for a certain period of time, which is considered as a long term contract. The Company recognizes technical service income using the percentage-of-completion method of accounting upon completion of each milestone, under the provisions of SOP No. 81-1, “Accounting for Performance of Construction Type and Certain Production Type Contracts”, (“SOP 81-1”). This service is generally billed on a time-cost plus basis in accordance with each milestone under the contract.

(d)       Interest income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

●	Cost of revenue

Cost of revenue consists primarily of material costs, direct labor and sub-contracting fee.

●	Advertising expenses

Advertising costs are expensed as incurred under SOP 93-7, “Reporting for Advertising Costs”. The Company incurred advertising expense of $3,888 and $1,774 for the years ended March 31, 2009 and 2008.

●	Retirement plan costs

Contributions to retirement schemes (which are defined contribution plans) are charged to general and administrative expenses in the statements of operations as and when the related employee service is provided.

●	Product warranty and post service support

The Company generally offers product warranty and post-contract customer support (“PCS”) to its customers for a period of twelve months, free of charge. The Company periodically reviews actual warranty claims experience to determine a reserve for warranty liabilities if necessary.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

●	Income taxes

The Company accounts for income tax using SFAS No. 109 “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in the statement of operations and comprehensive (loss) income in the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

The Company also adopts Financial Accounting Standards Board ("FASB") Interpretation No. (FIN) 48, "Accounting for Uncertainty in Income Taxes" and FSP FIN 48-1, which amended certain provisions of FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

In connection with the adoption of FIN 48, the Company analyzed the filing positions in all of the federal, state and foreign jurisdictions where the Company and its subsidiaries are required to file income tax returns, as well as all open tax years in these jurisdictions. The Company adopted the policy of recognizing interest and penalties, if any, related to unrecognized tax positions as income tax expense. The Company did not have any unrecognized tax positions or benefits and there was no effect on the financial condition or results of operations for the years ended March 31, 2009 and 2008.

The Company conducts major businesses in Hong Kong and is subject to tax in its own jurisdiction. As a result of its business activities, the Company files separate tax returns that are subject to examination by the foreign tax authority.

●	Net income (loss) per share

The Company calculates net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share.” Basic income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

●	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The reporting currency of the Company is the United States dollars ("US$"). The Company's subsidiary in Hong Kong maintains its books and records in its local currency, Hong Kong Dollars ("HK$"), which is functional currency as being the primary currency of the economic environment in which the entity operates.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

In general, for consolidation purposes, assets and liabilities of its subsidiary whose functional currency is not US$ are translated into US$, in accordance with SFAS No. 52, “Foreign Currency Translation”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive income within the statement of stockholders’ equity. For the years ended March 31, 2009 and 2008, the impact of foreign currencies translation is insignificant and no comprehensive income or loss is recorded.

●	Segment reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. The Company operates in one reportable operating segment.

●	Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

●	Fair value of financial instruments

The Company values its financial instruments as required by SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of amounts that the Company could realize in a current market exchange.

The Company’s financial instruments primarily consist of cash and cash equivalents, restricted cash, accounts receivable, deposits and other current assets, accounts payable, amounts due to related parties, accrued liabilities and other payables.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short term maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective year ends.

●	Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In June 2008, the FASB issued FASB Staff Position ("FSP") EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities" ("FSP EITF 03-6-1"). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the earnings allocation in computing earnings per share under the two-class method as described in SFAS No. 128, “Earnings per Share”. Under the guidance of FSP EITF 03-6-1, unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings-per-share pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and all prior-period earnings per share data presented shall be adjusted retrospectively. Early application is not permitted. The Company does not expect it to have an effect on the Company's financial position, results of operations or cash flows.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

Also in June 2008, the FASB ratified EITF No. 07-5, "Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity's Own Stock" ("EITF 07-5"). EITF 07-5 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early application is not permitted. The Company is assessing the potential impact of this EITF 07-5 on the financial condition and results of operations and does not expect it to have an effect on the Company's financial position, results of operations or cash flows.

In September 2008, the FASB issued FSP 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP FAS 133-1” and “FIN 45-4”). FSP FAS 133-1 and FIN 45-4 amends disclosure requirements for sellers of credit derivatives and financial guarantees. It also clarifies the disclosure requirements of SFAS No. 161 and is effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods. The adoption of FSP FAS 133-1 and FIN 45-4 did not have a material impact on the Company’s current financial position, results of operation or cash flows.

In October 2008, the FASB issued Staff Position (“FSP”) No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active” (“FSP FAS 157-3.”) FSP FAS 157-3 clarifies the application of SFAS No. 157 in an inactive market. It illustrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of FSP FAS 157-3 did not have a material impact on the Company’s current financial position, results of operations or cash flows.

In December 2008, the FASB issued Staff Position (“FSP”) No. 140-4 and FIN 46(R)-8, “Disclosures by Public Entities about Transfers of Financial Assets and Interests in Variable Interest Entities”. The purpose of this FSP is to promptly increase disclosures by public entities and enterprises until the pending amendments to SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ”, (“SFAS No. 140”) and FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities”, (“FIN 46(R)”) are finalized and approved by the FASB. The FSP is effective for reporting periods (interim and annual) ending after December 15, 2008. This adoption did not have any impact on the consolidated financial statements.

On January 12, 2009, the FASB issued FSP EITF 99-20-01, “Amendment to the Impairment Guidance of EITF Issue No. 99-20”. This FSP amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities ”, and other related guidance. The FSP is shall be effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The Company does not believe this pronouncement will impact its financial statements.

4.          ACCOUNTS RECEIVABLE, TRADE

The majority of the Company’s sales are on open credit terms and in accordance with terms specified in the contracts governing the relevant transactions. The Company evaluates the need of an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required. Based upon the aforementioned criteria, management has determined that no allowance for doubtful accounts is required as of March 31, 2009 and 2008.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

5.          RESTRICTED CASH

As of March 31, 2008, the Company had $47,436 of restricted cash held in escrow with a designated insurance company, Asia Insurance Co., Ltd, registered in Hong Kong, being a cash collateral as required by the property developer in conjunction with the Company’s home system solution projects with a major customer. The escrowed funds are released upon the Company’s completion of the projects and final acceptance by the property developer. For the year ended March 31, 2009, the Company completed the related projects and the escrowed fund was released.

6.          DEPOSITS AND OTHER CURRENT ASSETS

	As of March 31,
	2009	2008

Rental and utilities deposits	$25,705	$18,128
Purchase deposit	9,673	-
	$35,378	$18,128

7.          PLANT AND EQUIPMENT

Plant and equipment consisted of the following:

	As of March 31,
	2009	2008

Leasehold improvements	$15,761	$12,459
Furniture and fixtures	13,289	7,506
	29,050	19,965
Less: accumulated depreciation	(7,332)	(10,533)

Plant and equipment, net	$21,718	$9,432

Depreciation expenses for the years ended March 31, 2009 and 2008 were $4,957 and $8,106, respectively.

8.          AMOUNTS DUE TO RELATED PARTIES

As of March 31, 2008, a balance of $382,702 due to related parties represented temporary advances from a related company, which is controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau. The balance was unsecured, non-interest bearing and repayable on demand.

For the year ended March 31, 2009, the Company received the additional advances of $66,949 and the balance of $449,651 due to related parties was waived by the related company subsequently.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

9.         ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consisted of the following:

	As of March 31,
	2009	2008

Customer deposits	$13,785	$64,848
Customer deposits from related parties	52,956	-
Accrued expenses	61,021	56,657
Other payables	1,914	1,657
	$129,676	$123,162

Customer deposits represent advanced payments received from the customer upon signing the contracts with the Company.

10.         NOTE PAYABLE, RELATED PARTY

For the year ended March 31, 2008, the Company obtained a note payable up to the available amount of $384,615 (approximately HK$3,000,000) from a related party, which was controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company. The note payable was unsecured and carried with an interest charge at a fixed sum of $12,820 payable upon its maturity due January 31, 2010, for working capital purposes to certain projects.

From its initial drawdown date to March 31, 2009, the Company received the aggregate net proceeds of $89,743 from note payable and was granted the forfeiture of the outstanding balance of $89,743.

11.         LONG-TERM BANK LOANS

Long-term bank loans consisted of the following:

	As of March 31,
	2009	2008
Bank loans, payable to financial institutions in Hong Kong:

Equivalent to HK$300,000 with interest rate at 6.84% per annum payable monthly, repayable by April 24, 2009, guaranteed by one director of the Company	$1,603	$20,833

Equivalent to HK$300,000 with interest rate at 7.8% per annum payable monthly, repayable by October 4, 2009, guaranteed by the directors of the Company	12,618	31,399

Total	14,221	52,232

Less: current portion of bank loans	(14,221)	(38,222)

Long-term bank loans, net of current portion	$-	$14,010

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

12.         CAPITAL TRANSACTION

(a)         Common stock

At the date of inception on January 26, 2009, the Company entered into a stock exchange transaction and issued a total of 40,000,000 shares of common stock, for the purpose of re-domiciling HTL as a Nevada corporation in the United States.

Pursuant to stock exchange transaction on January 26, 2009, the weighted average number of common shares issued and outstanding of 40,000,000 shares was adjusted to account for the effects of the stock exchange transaction as re-domiciling HTL as a Nevada corporation as fully described in Note 1, for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented.

(b)         Additional paid-in capital

For the year ended March 31, 2009, the Company was granted the forfeiture of amounts due to related parties totaling $449,651 and note payable to a related party totaling $89,743, respectively. The aggregate amount of $539,394 was charged as credit to additional paid-in capital.

13.         INCOME TAXES

For the years ended March 31, 2009 and 2008, the Company generated net operating losses and accordingly, no provision for income tax has been recorded. The Company has an operating subsidiary that operates in Hong Kong that is subject to income tax in the jurisdictions in which it operates, as follows:

United States of America

Hometouch is registered in the State of Nevada and is subject to United States of America tax law.

Hong Kong

The Company’s operating subsidiary, HTL is subject to Hong Kong Profits Tax at the statutory rate of 16.5% and 17.5% in for the year ended March 31, 2009 and 2008 on the assessable income for its tax reporting years. For the years ended March 31, 2009 and 2008, the Company incurred an operating loss of $23,982 and $222,163 for income tax purposes. A reconciliation of loss before income taxes to the effective tax rate as follows:

	Years ended March 31,
	2009	2008

Loss before income taxes	$(23,982)	$(222,613)
Statutory income tax rate	16.5%	17.5%
Income tax at Hong Kong statutory tax rate	(3,957)	(38,957)

Tax effect of non-taxable interest income	-	(75)
Tax effect of depreciation	(1,891)	691
Tax effect of non-deductible items	710	-
Net operating loss carryforwards	5,138	38,341

Income tax expense	$-	$-

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

For the years ended March 31, 2009 and 2008, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recognized due to the uncertainty of the realization of any tax assets. As of March 31, 2009, the Company had approximately $479,719 of net operating loss carryforwards for Hong Kong tax purpose at no expiration.

The following table sets forth the significant components of the aggregate net deferred tax assets (liabilities) of the Company as of March 31, 2009 and 2008:

	As of March 31,
	2009	2008
Deferred tax asset (liabilities):
Plant and equipment	$(1,240)	$(59)
Net operating loss carryforward	75,018	74,014
Total net deferred tax assets	73,778	73,955
Less: valuation allowance	(73,778)	(73,955)

Net deferred tax assets	$-	$-

For financial reporting purposes, the Company has incurred a loss since its inception. Based on the available objective evidence, including the history of losses, management believes that it is more likely than not that the net deferred assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets of $73,778 and $73,955 as of March 31, 2009 and 2008, respectively. For the year ended March 31, 2009, the valuation allowance decreased by $177, primarily relating to net operating loss carryforwards and plant and equipment.

14.       PENSION PLANS

The Company’s subsidiary participates in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance (“MPF Scheme”) for all of its eligible employees in Hong Kong.

The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of service in the employment in Hong Kong. Contributions are made by the Company, the Company operating in Hong Kong at 5% of the participants’ relevant income with a ceiling of HK$20,000. The participants are entitled to 100% of the Company’s contributions together with accrued returns irrespective of their length of service with the Company, but the benefits are required by law to be preserved until the retirement age of 65. The total contributions made for MPF Scheme were $11,275 and $8,214 for the years ended March 31, 2009 and 2008, respectively.

15.       RELATED PARTY TRANSACTIONS

(a)
For the year ended March 31, 2009, the Company sold its products at its current market value totaling $13,682 to a related company which is controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company in a normal course of business.

(b)
For the year ended March 31, 2009, the Company provided intelligent home system solutions service at its current market value totaling $131,689 to a related company which is controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company in a normal course of business, with $6,108 of accounts receivable at year-end.

(c)
For the year ended March 31, 2009, the Company purchased certain products at its current market value totaling $17,397 from a related company which is controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company in a normal course of business.

(d)
As of March 31, 2009, the Company received the customer deposits of $52,956 from the related company which is controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company, relating to the service agreement of intelligent home system solutions with the contract value of $158,059 at its current market value in a normal course of business.

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

16.         CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)          Major customers

For the years ended March 31, 2009 and 2008, the customer who accounts for 10% or more of the revenues of the Company is presented as follows:

	Year ended March 31, 2009		March 31, 2009
	Revenues	Percentage of revenue	Accounts receivable

Customer E	$382,050	43%	$16,941
Customer F	145,371	16%	6,108
Customer G	127,193	14%	-

Total:	$656,614	73%	$23,049

	Year ended March 31, 2008		March 31, 2008
	Revenues	Percentage of revenue	Accounts receivable

Customer A	$42,308	16%	$-
Customer B	38,034	15%	3,914
Customer C	30,564	12%	-
Customer D	29,897	11%	2,990

Total:	$140,803	54%	$6,904

(b)         Major vendors

For the years ended March 31, 2009 and 2008, the vendor who accounts for 10% or more of the purchases of the Company is presented as follows:

	Year ended March 31, 2009		March 31, 2009
	Purchases	Percentage of purchases	Accounts payable

Vendor A	$43,669	11%	$-
Vendor B	51,481	12%	-
Vendor D	56,532	14%	-

Total:	$151,682	37%	$-

	Year ended March 31, 2008		March 31, 2008
	Purchases	Percentage of purchases	Accounts payable

Vendor A	$73,158	47%	$-
Vendor B	64,199	41%	-
Vendor C	18,259	12%	15,675

Total:	$155,616	100%	$15,675

HOME TOUCH HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

(c)         Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable. The Company performs ongoing credit evaluations of its customers’ financial condition, but does not require collateral to support such receivables.

(d)         Interest rate risk

The Company’s interest-rate risk arises from long-term bank borrowings. Borrowings issued at variable rates expose the Company to cash flow interest-rate risk. Borrowings issued at fixed rates expose the Company to fair value interest-rate risk. Company policy is to maintain approximately all of its borrowings in fixed rate instruments. As of March 31, 2009 and 2008, all of borrowings were at fixed rates.

17.        COMMITMENTS AND CONTINGENCIES

(a)         Operating lease commitments

The Company was committed under non-cancelable operating lease with fixed monthly rentals, due through October 26, 2011. Total rent expenses for the years ended March 31, 2009 and 2008 was $16,165 and $19,975, respectively. Future minimum rental payments due under the non-cancelable operating lease agreement are as follows:

Years ending March 31,
2010	$53,846
2011	53,846
2012	31,410

Total:	$139,102

(b)         Reserve for product warranties

The Company has not experienced any material actual claims from product warranties where it was under obligation to honor its standard warranty provision. As such, no reserve for product warranties has been recognized in the statement of operations for the years ended March 31, 2009 and 2008.

(c)         Revolving lines of credit

During 2009, the Company obtained the revolving lines of credit with the available outstanding balance of $14,221 (equivalent to HK$110,932). Advances under the lines of credit are unsecured and bear interest at a rate of 3% per annum over Hong Kong Best Lending Rate, payable monthly. The revolving lines of credit is reviewed on a regular basis, subject to cancellation at the discretion of the bank and requires a minimum monthly fee of $13 (equivalent to HK$100). There were no borrowings under the revolving lines of credit as of March 31, 2009.

---

HOME TOUCH HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 AND MARCH 31, 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	June 30, 2009	March 31, 2009
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$16,213	$17,391
Accounts receivable, trade	170	17,111
Accounts receivable, related party	-	6,108
Inventories	129,244	116,713
Deposits and other current assets	69,359	35,378

Total current assets	214,986	192,701

Non-current assets:
Plant and equipment, net	19,574	21,718

TOTAL ASSETS	$234,560	$214,419

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$1,347	$1,347
Current portion of long-term bank loans	56,527	14,221
Accrued liabilities and other payables	127,849	129,676

Total current liabilities	185,723	145,244

Long-term liabilities:
Long-term bank loans	101,188	-

Total long-term liabilities	101,188	-

Total liabilities	286,911	145,244

Commitments and contingencies

Stockholders’ (deficit) equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; issued and outstanding: 40,000,000 shares	40,000	40,000
Additional paid-in capital	539,394	539,394
Accumulated deficit	(631,745)	(510,219)

Total stockholders’ (deficit) equity	(52,351)	69,175

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$234,560	$214,419

See accompanying notes to condensed consolidated financial statements.

HOME TOUCH HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE LOSS
FOR THE THREE MONTHS ENDED JUNE 30, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

	Three months ended June 30,
	2009	2008
”REVENUES, NET:
Product sales	$126	$6,909
Project revenue	2,494	21,154
Project revenue, related party	18,919	-

Total revenues, net	21,539	28,063

COST OF REVENUE:
Cost of products sold	23	1,279
Cost of project	11,621	5,490

Total cost of revenue	11,644	6,769

GROSS PROFIT	9,895	21,294

Operating expenses:
Selling, general and administrative	129,751	90,920

Total operating expenses	129,751	90,920

LOSS FROM OPERATIONS	(119,856)	(69,626)

Other income (expense):
Interest income	4	1
Interest expense	(1,674)	(1,738)

Total other expense	(1,670)	(1,737)

LOSS BEFORE INCOME TAXES	(121,526)	(71,363)

Income tax expense	-	-

NET LOSS	$(121,526)	$(71,363)

Net loss per share – Basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding – Basic and diluted	40,000,000	40,000,000

See accompanying notes to condensed consolidated financial statements.

HOME TOUCH HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED JUNE 30, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

	Three months ended June 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(121,526)	$(71,363)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,144	1,507
Changes in operating assets and liabilities:
Accounts receivable, trade	16,941	4,753
Accounts receivable, related party	6,108	-
Inventories	(12,531)	(155,196)
Deposits and other current assets	(33,981)	-
Accounts payable, trade	-	38,784
Accrued liabilities and other payables	(1,827)	(44,956)

Net cash used in operating activities	(144,672)	(226,471)

Cash flows from financing activities:
Advances from related parties	-	32,051
Repayment to a director	-	(1,025)
Proceed from note payable	-	153,846
Proceeds from long-term bank loans	153,846	-
Payment on long-term bank loans	(10,352)	(9,283)

Net cash provided by financing activities	143,494	175,589

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,178)	(50,882)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	17,391	108,000

CASH AND CASH EQUIVALENTS, END OF PERIOD	$16,213	$57,118

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income tax	$-	$-
Cash paid for interest	$1,674	$1,738

See accompanying notes to condensed consolidated financial statements.

HOME TOUCH HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ (DEFICIT) EQUITY
FOR THE THREE MONTHS ENDED JUNE 30, 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

	Preferred Stock		Common Stock
	No. of share	Amount	No. of share	Amount	Additional paid-in capital	Accumulated deficit	Total stockholders’ equity (deficit)

Balance as of April 1, 2009	-	$-	40,000,000	$40,000	$539,394	$(510,219)	$69,175

Net loss for the period	-	-	-	-	-	(121,526)	(121,526)
Balance as of June 30, 2009	-	$-	40,000,000	$40,000	$539,394	$(631,745)	$(52,351)

See accompanying notes to condensed consolidated financial statements.

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

NOTE－1	BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company in accordance with both accounting principles generally accepted in the United States (“GAAP”), and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Certain information and note disclosures normally included in audited consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

In the opinion of management, the consolidated balance sheet as of March 31, 2009 has been derived from the audited consolidated financial statements and these unaudited condensed consolidated financial statements reflect all normal and recurring adjustments considered necessary to state fairly the results for the periods presented. The results of operation for the three months ended June 30, 2009 are not necessarily indicative of the results to be expected for the entire fiscal year ending March 31, 2010 or for any future period.

These unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements and notes for the year ended March 31, 2009.

NOTE－2	ORGANIZATION AND BUSINESS BACKGROUND

Home Touch Holding Company (“Hometouch” or “the Company”) was incorporated in the State of Nevada on January 26, 2009.

The Company through its operating subsidiary, is principally engaged in the provision of a variety of smart home system products and solutions, which enable to centrally control home systems with wireless or non-wireless features by the means of radio frequency or European Installation Bus, wireless electronic networking technology to integrate the various devices and appliances that are mostly found in buildings, homes, hotels and offices. Generally, the Company sells the intelligent home hardware products to the individual end users and provides intelligent home system solutions to the interior designers and property developers. Intelligent home hardware products include wireless products series (including the touch panel, smart switch series, telephone controller, curtain controller, transceiver, remote controller and intelligent socket) and the wired products series (visiomatic intelligent home system).

Intelligent home system solutions include system design and programming, installation of products and devices, training and technical support. The Company has a team of computer engineering professionals to provide with intelligence home system design and consulting services. The Company’s customers mainly include individual end users, interior designers and property developers and all of its customers are located in Hong Kong.

HTL was incorporated as a limited liability company in Hong Kong Special Administrative Region of China (“Hong Kong”) on July 23, 2004, with its principal place of business in Hong Kong.

Hometouch and its subsidiary are hereinafter referred to as (the “Company”).

NOTE－3	GOING CONCERN UNCERTAINTIES

The accompanying consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

For the period ended June 30, 2009, the Company has incurred a net loss of $121,526 and experienced negative cash flows from operations of $144,672 with an accumulated deficit of $631,745 as of that date. The continuation of the Company as a going concern through March 31, 2010 is dependent upon the continued financial support from its stockholders and credit facility from the revolving lines of credit. The Company is currently pursuing the additional financing for its operations. However, there is no assurance that the Company will be successful in securing sufficient funds to sustain the operations.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result in the Company not being able to continue as a going concern.

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)
NOTE－4	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying condensed consolidated financial statements and notes.

●	Use of estimates

In preparing these condensed consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the periods reported. Actual results may differ from these estimates.

●	Basis of consolidation

The condensed consolidated financial statements include the accounts of Hometouch and its subsidiary, after elimination of significant intercompany balances and transactions within the Company.

●	Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

●	Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and determined based on managements’ assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment.

The majority of the Company’s sales are on open credit terms and in accordance with terms specified in the contracts governing the relevant transactions. The Company evaluates the need of an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. Based upon the aforementioned criteria, management has determined that no allowance for doubtful accounts is required as of June 30, 2009.

●	Inventories

Inventories are stated at the lower of first-in, first-out ("FIFO") cost or market value, which are primarily comprised of home hardware devices and appliances necessary for the development of the home system solutions or re-sale to the customers. The Company periodically reviews historical sales activity to determine excess, slow moving items and potentially obsolete items and also evaluates the impact of any anticipated changes in future demand. The Company provides inventory allowances based on excess and obsolete inventories determined principally by customer demand.

For the period ended June 30, 2009 and 2008, the Company did not record an allowance for obsolete inventories, nor have there been any write-offs.

●	Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational:

Depreciable life
Leasehold improvements	Shorter of 3 years or term of lease
Furniture, fixtures and office equipment	5 years

Expenditure for maintenance and repairs is expensed as incurred. The gain or loss on the disposal of plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statement of operations.

Depreciation expenses for the period ended June 30, 2009 and 2008 were $2,144 and $1,507, respectively.

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

●	Impairment of long-lived assets

Long-lived assets primarily include plant and equipment. In accordance with the Statement of Financial Accounting Standard ("SFAS") No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. There has been no impairment as of June 30, 2009.

●	Revenue recognition

In accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured.

(a)        Sale of products

The Company generally sells its products with no general rights of return and no price protection, including lighting and curtain switch, lighting components, video door phone, remote controller and computer accessories, etc. The Company recognizes product revenue when persuasive evidence of an arrangement exists, the product has been delivered upon shipment, the sales price is fixed or determinable and collectibility is reasonably assured.

(b)        Projects revenue

Under the intelligent home system solutions arrangement, the Company is obligated to deliver to its customers multiple products and/or services (“multiple elements”), which include two elements: (1) hardware and software; and (2) provision of design, customized implementation system and technical supports, under the customers’ requirement on significant modification of hardware and customization of software.

The Company offers multiple solutions to their customers' needs. Those solutions may involve the delivery or performance of multiple products and services and performance may occur at different points in time or over different periods of time. In general, its sale arrangements include initial installation of hardware, technical support or implementation services and involve consideration in the form of a fixed fee with no general rights of return.

Fee is negotiated in a fixed amount and concluded upon the signing the contract, which provides for a customer deposit upon contract execution, milestone billings. The Company classifies hardware and its related implementation fees together as project revenue in the statement of operation and considers multiple element arrangements. Revenue from the sales of the Company’s hardware are recognized upon shipment or delivery of the hardware provided that persuasive evidence of an arrangement exists, collection is probable, payment terms are fixed and determinable and no significant obligations remain. Revenues from providing implementation services or technical supports are recognized when services are rendered and accepted by the customers.

The Company adopted the Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”) to allocate revenue for these transactions that include multiple elements to each unit of accounting based on its relative fair value and recognizes revenue for each unit of accounting when revenue recognition criteria have been met. The price charged when the element is sold separately generally determines fair value. When the Company has objective evidence of the fair values of undelivered elements but not delivered elements, the Company allocates revenue first to the fair value of the undelivered elements, and the residual revenue is then allocated to the delivered elements. If the fair value of any undelivered element included in a multiple element arrangement cannot be objectively determined, revenue is deferred until all elements are delivered or services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

For fixed fee long-term contracts, the Company recognizes project revenues using the percentage-of-completion method of accounting upon completion of each contract milestone, under the provisions of SOP No. 81-1, “Accounting for Performance of Construction Type and Certain Production Type Contracts”, (“SOP 81-1”).

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

(c)        Interest income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

●	Product warranty and post service support

The Company generally offers product warranty and post-contract customer support (“PCS”) to its customers for a period of twelve months, free of charge. The Company periodically reviews actual warranty claims experience to determine a reserve for warranty liabilities if necessary.

●	Income taxes

The Company accounts for income tax using SFAS No. 109 “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in the statement of operations and comprehensive loss in the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

The Company also adopts Financial Accounting Standards Board ("FASB") Interpretation No. (FIN) 48, "Accounting for Uncertainty in Income Taxes" and FSP FIN 48-1, which amended certain provisions of FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

In connection with the adoption of FIN 48, the Company analyzed the filing positions in all of the federal, state and foreign jurisdictions where the Company and its subsidiaries are required to file income tax returns, as well as all open tax years in these jurisdictions. The Company adopted the policy of recognizing interest and penalties, if any, related to unrecognized tax positions as income tax expense. The Company did not have any unrecognized tax positions or benefits and there was no effect on the financial condition or results of operations for the period ended June 30, 2009 and 2008.

The Company conducts major businesses in Hong Kong and is subject to tax in its own jurisdiction. As a result of its business activities, the Company files separate tax returns that are subject to examination by the foreign tax authority.

●	Net loss per share

The Company calculates net loss per share in accordance with SFAS No. 128, “Earnings per Share.” Basic loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

●	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

The reporting currency of the Company is the United States dollars ("US$"). The Company's subsidiary in Hong Kong maintains its books and records in its local currency, Hong Kong Dollars ("HK$"), which is functional currency as being the primary currency of the economic environment in which the entity operates.

In general, for consolidation purposes, assets and liabilities of its subsidiary whose functional currency is not US$ are translated into US$, in accordance with SFAS No. 52, “Foreign Currency Translation”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive income within the statement of stockholders’ equity. For the period ended June 30, 2009 and 2008, the impact of foreign currencies translation is insignificant and no comprehensive income or loss is recorded.

●	Segment reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. The Company operates in one reportable operating segment.

●	Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

●	Fair value measurement

The Company adopted SFAS No. 157, “Fair Value Measurements” (FAS 157), for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. The Company also adopted SFAS 157 for all non-financial instruments accounted for at fair value on a non-recurring basis. FAS 157 establishes a new framework for measuring fair value and expands related disclosures. Effective April 1, 2009, the Company adopted FASB FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. Adoption of the FSP had an insignificant effect on the Company’s financial statements.

FAS 157 establishes a new framework for measuring fair value and expands related disclosures. Broadly, FAS 157 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. FAS 157 establishes a three-level valuation hierarchy based upon observable and non-observable inputs. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

For financial assets and liabilities, fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

●	Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements- an amendment of ARB No. 51” (FAS 160). The objective of FAS 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements in the accounting treatment and financial reporting of noncontrolling interests. This standard is effective for financial statements issued for fiscal years and interim periods within those fiscal years, beginning on or after November 15, 2008 (i.e. April 1, 2009 for the Company). The Company implemented FAS 160, effective April 1, 2009 and its adoption did not have a material impact on the consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (FSP 157-4), and FSP FASB 107-1 and Accounting Principles Board (APB) 28-1, Interim Disclosures about Fair Value of Financial Instruments (FSP 107-1). These two staff positions relate to fair value measurements and related disclosures. The FASB also issued a third FSP relating to the accounting for impaired debt securities titled FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (FSP 115-2). These standards are effective for interim and annual periods ending after June 15, 2009. The Company has determined that FSP 157-4 and FSP 115-2 do not currently apply to its activities and has adopted the disclosure requirements of FSP 107-1.

In May 2009, the FASB issued Statement No. 165, “Subsequent Events” (FAS 165), which establishes general standards of accounting for, and requires disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company adopted the provisions of FAS 165 for the quarter ended June 30, 2009. The adoption of these provisions did not have a material effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment to SFAS No. 140 (FAS 166). SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. FAS 166 is effective for fiscal years beginning after November 15, 2009. The Company will adopt FAS 166 in fiscal 2010 and is evaluating the impact it will have on the consolidated results of the Company.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (FAS 167). The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. FAS 167 is effective for the first annual reporting period beginning after November 15, 2009 and for interim periods within that first annual reporting period. The Company will adopt FAS 167 in fiscal 2010 and is evaluating the impact it will have on the consolidated results of the Company.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (FAS 168). FAS 168 replaces FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles, and establishes the “FASB Accounting Standards Codification TM“ (the Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (GAAP). FAS 168 is effective for interim and annual periods ending after September 15, 2009. The Company will begin to use the new Codification when referring to GAAP in its quarterly report on Form 10-Q for the quarter ending September 30, 2009. This will not have an impact on the consolidated results of the Company.

NOTE－5	DEPOSITS AND OTHER CURRENT ASSETS

	June 30, 2009	March 31, 2009
	(Unaudited)	(Audited)

Rental and utilities deposits	$32,762	$25,705
Purchase deposit	36,597	9,673
	$69,359	$35,378

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

NOTE－6	LONG-TERM BANK LOANS

Long-term bank loans consist of the following:
	June 30, 2009	March 31, 2009
	(Unaudited)	(Audited)
Bank loans, payable to financial institutions in Hong Kong:

Equivalent to HK$300,000 with interest rate at 6.84% per annum payable monthly, repayable by April 24, 2009, guaranteed by one director of the Company	$-	$1,603
Equivalent to HK$300,000 with interest rate at 7.8% per annum payable monthly, repayable by October 4, 2009, guaranteed by the directors of the Company	7,810	12,618
Equivalent to HK$1,200,000 with annual interest rate at 0.5% over Hong Kong prime rate payable monthly, repayable by May 3, 2012, guaranteed by the local government of Hong Kong Special Administrative Region and the directors of the Company	149,905	-

Total	157,715	14,221

Less: current portion of bank loans	(56,527)	(14,221)

Bank loans, net of current portion	$101,188	$-

As of June 30, 2009, the maturities of the long term bank loan for the next three years are as follows:

Years ending June 30:
2010	$56,527
2011	51,465
2012	49,723

Total long term bank loan	$157,715

For the period ended June 30, 2009, Hong Kong prime rate is 5 % per annum.

NOTE－7	ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consist of the following:

	June 30, 2009	March 31, 2009
	(Unaudited)	(Audited)

Customer deposits	$181	$13,785
Customer deposits from related parties	52,956	52,956
Accrued operating expenses	72,744	61,021
Other payables	1,968	1,914
	$127,849	$129,676

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

NOTE－8	INCOME TAXES

For the period ended June 30, 2009 and 2008, the Company and its subsidiary operate in various countries: United States of America and Hong Kong that are subject to income tax in the jurisdictions in which it operates, as follows:

United States of America

Hometouch is registered in the State of Nevada and is subject to United States of America tax law.

Hong Kong

The Company’s operating subsidiary, HTL is subject to Hong Kong Profits Tax at the statutory rate of 16.5% and 17.5% for the three months ended June 30, 2009 and 2008. During the period ended June 30, 2009 and 2008, the Company incurred an operating loss of $122,224 and $72,670, accordingly, no provision for income taxes has been recorded.

The following table sets forth the significant components of the aggregate net deferred tax assets and liabilities of the Company as of June 30, 2009 and March 31, 2009:

	June 30, 2009	March 31, 2009
	(Unaudited)	(Audited)
Deferred tax asset (liabilities):
Plant and equipment	$(1,355)	$(1,240)
Net operating loss carryforward	99,321	75,018
Total net deferred tax assets	97,966	73,778
Less: valuation allowance	(97,966)	(73,778)
Net deferred tax assets	$-	$-

Based on the available objective evidence, including the history of losses, management believes that it is more likely than not that the net deferred assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets of $97,966 and $72,441 as of June 30, 2009 and March 31, 2009, respectively. For the three months ended June 30, 2009, the valuation allowance increased by $24,188 mainly relating to net operating loss carryforwards.

NOTE－9	RELATED PARTY TRANSACTIONS

(a)
For the period ended June 30, 2009, the Company provided intelligent home system solutions at its current market value totaling $18,919 to a related company which is controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company in a normal course of business, with zero accounts receivable at year-end.

(b)
For the period ended June 30, 2009, the Company leased out some portion of the office premises to and reimbursed rental charge of $11,538 from a related company, which is controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company, at the market price in accordance with the lease agreement in a normal course of business.

(c)
As of June 30, 2009, the Company received the customer deposits of $52,956 from the related company which is controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company, relating to the service agreement of intelligent home system solutions with the contract value of $158,059 at its current market value in a normal course of business.

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

NOTE－10	CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(d)	Major customers

For the three months ended June 30, 2009, the customer who accounts for 10% or more of the Company’s revenue is presented as follows:

	Three months ended June 30, 2009		June 30, 2009
	Revenue	Percentage of revenue	Accounts receivable
Customer A	$18,919	88%	$-
Customer B	2,217	10%	-
Total:	$21,136	98%	$-

For the three months ended June 30, 2008, one customer represented more than 10% of the Company’s revenue. This customer accounts for 75% of revenue amounting to $21,154, with $0 of accounts receivable.

(b)         Major vendors

For the three months ended June 30, 2009, one vendor represented more than 10% of the Company’s purhcases. This vendor accounts for 100% of purchase amounting to $9,215, with $1,347 of accounts payable.

For the three months ended June 30, 2008, one vendor represented more than 10% of the Company’s purchases. This vendor accounts for 96% of purchase amounting to $35,973, with $0 of accounts payable.

(c)         Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable. The Company performs ongoing credit evaluations of its customers’ financial condition, but does not require collateral to support such receivables.

(d)         Interest rate risk

The Company’s interest-rate risk arises from long-term bank borrowings. Borrowings issued at variable rates expose the Company to cash flow interest-rate risk. Borrowings issued at fixed rates expose the Company to fair value interest-rate risk. The Company manages interest rate risk by varying the issuance and maturity dates variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates. As of June 30, 2009, the borrowings were at fixed and variable rates in Note 6.

NOTE－11	COMMITMENTS AND CONTINGENCIES

(a)         Operating lease commitments

The Company was committed under non-cancelable operating lease with fixed monthly rentals, due through October 26, 2011. Total rent expenses for the period ended June 30, 2009 and 2008 was $1,923 and $4,994, respectively. As of June 30, 2009, future minimum rental payments due under the non-cancelable operating lease agreement are as follows:

Years ending June 30,
2010	$53,846
2011	53,846
2012	17,949

Total:	$125,641

HOME TOUCH HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

(e)	Reserve for product warranties

The Company has not experienced any material actual claims from product warranties where it was under obligation to honor its standard warranty provision. As such, no reserve for product warranties has been recognized in the statement of operations for the three months ended June 30, 2009 and 2008.

(f)	Revolving lines of credit

The Company obtained the revolving lines of credit with the available outstanding balance of $19,230 (equivalent to HK$150,000). Advances under the lines of credit are unsecured and bear interest at a rate of 3% per annum over Hong Kong Best Lending Rate, payable monthly. The revolving lines of credit is reviewed on a regular basis, subject to cancellation at the discretion of the bank and requires a minimum monthly fee of $13 (equivalent to HK$100). There were no borrowings under the revolving lines of credit as of June 30, 2009.

---

PROSPECTUS
HOME TOUCH HOLDING COMPANY
Dated _____________, 2009

Selling shareholders are offering up to 1,579,000 shares of common stock.  The selling shareholders will offer their shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board  and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation and By-laws, subject to the provisions of Nevada law, contain provisions that allow the corporation to indemnify any person under certain circumstances.

Nevada law provides the following:

17-16-851.  Authority to indemnify.

          (a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

             (i) He conducted himself in good faith; and

             (ii) He reasonably believed that his conduct was in or at least Not opposed to the corporation's best interests; and

             (iii) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

             (iv) He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by W.S. 17-16-202(b)(v).

          (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of paragraph (a)(ii) of this section.

          (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

          (d)  Unless ordered by a court under W.S. 17-16-854(a)(iii) a corporation may not indemnify a director under this section:

             (i) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct under subsection (a) of this section; or

             (ii) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

          (e) Repealed By Laws 1997, ch. 190,ss.3.

        17-16-852.  Mandatory indemnification.

     A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

        17-16-853.  Advance for expenses.

          (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if he delivers to the corporation:

             (i) A written affirmation of his good faith belief that he has met the standard of conduct described in W.S. 17-16-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by W.S. 17-16-202(b)(iv); and

             (ii) His written undertaking to repay any funds  if he is not entitled to mandatory indemnification under W.S. 17-16-852 and it is ultimately determined that he has not met the standard of conduct described in W.S. 17-16-851.

             (iii) Repealed By Laws 1997, ch. 190,ss.3.

          (b) The undertaking required by paragraph (a)(ii) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

          (c) Authorizations under this section shall be made:

             (i) By the board of directors:

               (A) If there are two (2) or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote; or

               (B)  If there are fewer than two (2) disinterested directors, by the vote necessary for action by the board in accordance with W.S. 17-16-824(c), in which authorization directors who do not qualify as disinterested directors may participate; or

             (ii) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

        17-16-854.  Court-ordered indemnification and advance for expenses.

          (a) A director who is a party to a proceeding because he is a director may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.  After receipt of an application and after giving any notice it considers necessary, the court shall:

             (i) Order indemnification if the court determines that the director is entitled to mandatory indemnification under W.S. 17-16-852;

             (ii) Order indemnification or advance for expenses if the court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by W.S. 17-16-858(a); or

             (iii) Order indemnification or advance for expenses if the court determines, in view of all the relevant circumstances, that it is fair and reasonable:

               (A) To indemnify the director; or

               (B) To advance expenses to the director, even if he has not met the standard of conduct set forth in W.S. 17-16-851(a), failed to comply with W.S. 17-16-853 or was adjudged liable in a proceeding referred to in W.S.  17-16-851(d)(i) or (ii), but if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

          (b) If the court determines that the director is entitled to indemnification under paragraph (a)(i) of this section or to indemnification or advance for expenses under paragraph (a)(ii) of this section, it shall also order the corporation to pay the director's reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses. If the court determines that the director is entitled to indemnification or advance for expenses under paragraph (a)(iii) of this section, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

        17-16-855.  Determination and authorization of indemnification.

          (a) A corporation may not indemnify a director under W.S. 17-16-851 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he has met the standard of conduct set forth in W.S. 17-16-851.

          (b) The determination shall be made:

             (i) If there are two (2) or more disinterested directors, by the board of directors by majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote;

             (ii) Repealed By Laws 1997, ch. 190,ss.3.

             (iii) By special legal counsel:

               (A)  Selected in the manner prescribed in paragraph (i) of this subsection; or

               (B) If there are fewer than two (2) disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

             (iv) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the  determination.

          (c)  Authorization of indemnification shall be made in the same manner as the determination that indemnification is  permissible, except that if there are fewer than two (2) disinterested directors, authorization of indemnification shall be made by those entitled under paragraph (b)(iii) of this section to select special legal counsel.

        17-16-856.  Officers.

          (a)  A corporation may indemnify and advance expenses under this subarticle to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation:

             (i) To the same extent as a director; and

             (ii) If he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for:

               (A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

               (B) Liability arising out of conduct that constitutes:

                 (I) Receipt by him of a financial benefit to which he is not entitled;

                 (II) An intentional infliction of harm on the corporation or the shareholders; or

                 (III) An intentional violation of criminal law.

             (iii) A corporation may also indemnify and advance expenses to a Current or former officer, employee or agent who is not a director to the Extent, consistent with public policy that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

          (b) The provisions of paragraph (a)(ii) of this section shall apply to an officer who is also a director if the basis on which he is made a party to the proceeding is an act or omission solely as an officer.

          (c) An officer of a corporation who is not a director is entitled to mandatory indemnification under W.S. 17-16-852, and may apply to a court under W.S. 17-16-854 for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$4
Legal Fees and Expenses	20,000
Accounting Fees and Expenses*	100,000

Total*	$120,004

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

We acquired Home Touch Limited, a Hong Kong China in share exchange in which we exchanged 40,000,000 shares of our common stock for 10,000 shares of Home Touch Limited.  The purpose of this transaction was solely to form a U.S. holding company for our business.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to 9 US citizens or residents, including our attorney and his affiliates who were issued stock in Home Touch Limited prior to the exchange offer as it was initially contemplated that Home Touch Limited would file this registration statement on its own account.  The remaining 33 selling shareholders who are not U.S. citizens or residents also acquired their shares by purchase exempt from registration under Regulation S under the Securities Act of prior to the exchange offer as it was initially contemplated that Home Touch Limited would file this registration statement on its own account.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 2

1.	Articles of Share Exchange *
2.	Share Exchange Agreement *

Item 3

1.	Articles of Incorporation Home Touch Holding Company
2.	Bylaws of Home Touch Holding Company

3.	Memorandum and Articles of Association of Home Touch Limited and Amendment to Memorandum and Articles of Association of Home Touch Limited

Item 4

1.	Form of common stock Certificate of the Home Touch Holding Company (1)

Item 5

1.	Legal Opinion of Williams Law Group, P.A.

Item 10

1.	Employment Agreement - Mr. Lam
2.	Distribution Agreement - ABB
3.	Distribution Agreement – Basalte
4.	Distribution Agreement - Basalte
5.	Distribution Agreement – Elcom
6.	Distribution Agreement – Visiomatic
7.	Bank loan BEA
8.	Bank loan HSBC
9.	Line of Credit HSBC
10.	Property Lease with Smartway
11.	OEM Agreement with Shenzhen Bochuang Hi-Tech Company Limited
12	Invoice for charges in Appendix to OEM Agreement with Shenzhen Bochuang Hi-Tech Company Limited *

Item 21

Subsidiary:  Home Touch Limited, a Hong Kong Corporation

Item 23

1.	Consent of ZYCPA Company Limited, Certified Public Accountants. (formerly Zhong Yi [Hong Kong] C.P.A. Company Limited) *
2.	Consent of Williams Law Group, P.A. (included in Exhibit 5.1) *

*  Filed herewith

All other Exhibits called for by Rule 601 of Regulation SB-2 or SK are not applicable to this filing.

(1)  Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

All other Exhibits called for by Rule 601 of Regulation SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Hong Kong China on September 2, 2009.

Home Touch Holding Company

	Name	Date	Signature
By:	David Gunawan Ng, Chairman and Executive Director, Chief Executive Officer and Principal Executive Officer	September 2, 2009	/s David Gunawan Ng Chairman and Executive Director, Chief Executive Officer and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE
/s/ David Gunawan Ng	David Gunawan Ng	Chairman and Executive Director, Chief Executive Officer and Principal Executive Officer	September 2, 2009

/s/ Stella Wai Yau	Stella Wai Yau	COO, Chief Financial Officer, Secretary, Principal Accounting Officer and Director	September 2, 2009